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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


                                  CONFIDENTIAL


                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           ETHICON ENDO-SURGERY, INC.

                                       AND

                                   MEDEX, INC.

                               AS OF APRIL 2, 2003

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                                TABLE OF CONTENTS

Article I    Definitions and Interpretations......................................................................1
   1.1       Definitions..........................................................................................1
   1.2       Interpretation.......................................................................................9
   1.3       Understanding Regarding European Employees...........................................................9
Article II   Closing..............................................................................................9
   2.1       Closing..............................................................................................9
   2.2       Shares of Monterrey.................................................................................10
   2.3       Assets to be Sold...................................................................................10
   2.4       Purchase Price......................................................................................11
   2.5       Purchase Price Adjustment...........................................................................11
   2.6       Allocation of Purchase Price........................................................................14
   2.7       Sales and Transfer Taxes and Fees...................................................................14
   2.8       Non-Assignability of Assets.........................................................................14
   2.9       Delivery by Seller..................................................................................16
   2.10      Delivery by Buyer...................................................................................16
Article III  Representations and Warranties of Seller............................................................17
   3.1       Organization, Good Standing and Authority...........................................................17
   3.2       Monterrey...........................................................................................18
   3.3       Title to Property...................................................................................19
   3.4       Assets Necessary to Conduct the Business............................................................19
   3.5       Real Property.......................................................................................19
   3.6       Financial Statements................................................................................20
   3.7       Consents and Approvals; Absence of Violation or Conflicts...........................................20
   3.8       Compliance with Laws; Licenses and Permits..........................................................21
   3.9       Assumed Agreements and Material Contracts...........................................................21
   3.10      Intellectual Property Rights........................................................................23
   3.11      Legal Proceedings, etc..............................................................................24
   3.12      Labor and Employee Matters..........................................................................24
   3.13      Employee Plans......................................................................................25
   3.14      Environmental Conditions............................................................................25
   3.15      Taxes...............................................................................................26
   3.16      Absence of Certain Developments.....................................................................27
   3.17      Absence of Undisclosed Liabilities..................................................................28
   3.18      Product and Service Warranties......................................................................28
   3.19      Brokerage Fees......................................................................................29
Article IV   Representations and Warranties of Buyer.............................................................29
   4.1       Buyer's Organization; Power; Execution..............................................................29
   4.2       Consents and Approvals; No Violation................................................................29
   4.3       Litigation..........................................................................................29
   4.4       Financing...........................................................................................30
   4.5       Brokerage Fees......................................................................................30
Article V    Conditions to Closing...............................................................................31
   5.1       Conditions Precedent to Buyer's Obligations.........................................................31

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
   5.2       Conditions Precedent to Seller's Obligations........................................................32
Article VI   Certain Covenants...................................................................................33
   6.1       Conduct of Business.................................................................................33
   6.2       No Undue Interference...............................................................................34
   6.3       Disclosure..........................................................................................35
   6.4       Publicity...........................................................................................35
   6.5       Third Party Consents; Regulatory Approvals; Access..................................................35
   6.6       No-Shop.............................................................................................36
   6.7       Inter Company Agreements............................................................................37
   6.8       Trademark Cancellation..............................................................................37
Article VII  Post-Closing Covenants..............................................................................37
   7.1       Use of Ethicon Endo-Surgery Name and Trademarks.....................................................37
   7.2       Use of Jelco(R) Name and Trademarks during Transition Period........................................38
   7.3       Books and Records; Access...........................................................................38
   7.4       Insurance...........................................................................................39
   7.5       Payments from Third Parties.........................................................................39
   7.6       Returned Goods......................................................................................39
   7.7       Preparation and Filing of Tax Returns; Payment of Taxes.............................................39
   7.8       No Use..............................................................................................40
   7.9       Confidentiality.....................................................................................40
Article VIII Employees...........................................................................................41
   8.1       Manufacturing Facility Employees; Offer of Comparable Employment....................................41
   8.2       Continuing Employment...............................................................................41
   8.3       Benefits............................................................................................42
   8.4       Medical Benefits Requirements.......................................................................42
   8.5       2003 Vacation.......................................................................................43
   8.6       Seller Obligations for Pre-existing Benefits Claims.................................................43
   8.7       Seller Responsibility for Pre-Closing Employee Claims...............................................43
   8.8       Dedicated European Employees........................................................................43
   8.9       Termination of Employees after Closing..............................................................44
   8.10      Transition and Retention............................................................................44
Article IX   Termination.........................................................................................44
   9.1       Buyer Termination...................................................................................44
   9.2       Seller Termination..................................................................................45
   9.3       Limitation on Termination...........................................................................45
Article X    Indemnification.....................................................................................45
   10.1      Survival............................................................................................45
   10.2      Indemnification by Seller...........................................................................45
   10.3      Indemnification by Buyer............................................................................46
   10.4      Scope of Seller's Liability.........................................................................46
   10.5      Claims..............................................................................................47
   10.6      Defense of Actions..................................................................................47
   10.7      Limitation, Exclusivity.............................................................................48
   10.8      Indemnification for Brokerage Claims................................................................48
Article XI   Miscellaneous.......................................................................................48
   11.1      No Reliance by Buyer; Own Due Diligence.............................................................48

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
   11.2     Forward-Looking Statements...........................................................................48
   11.3     "To the knowledge."..................................................................................49
   11.4     Waivers..............................................................................................49
   11.5     Modifications and Amendments.........................................................................49
   11.6     Assignability and Governing Law......................................................................49
   11.7     Notices..............................................................................................49
   11.8     Headings.............................................................................................51
   11.9     Counterparts.........................................................................................51
   11.10       Entire Agreement..................................................................................51
   11.11       Payment of Expenses...............................................................................51
   11.12       Arbitration.......................................................................................52
   11.13       Additional Purchase Price Adjustment..............................................................54

Disclosure Schedules*

1.1(a)       Assumed Assets
1.1(b)       Excluded Assets
1.1(c)       Excluded Agreements
1.1(d)       Assumed Liabilities
1.1(e)       Transferred Intellectual Assets
1.1(f)       Descriptions of Real Property
1.1(g)       Loaned Employees
1.1(h)       Excluded Monterrey Liabilities
1.1(i)       Products
2.5(a)       Price Adjustment Statement - Form
2.5(b)       Seller's Inventory Accounting Policy
2.6          Purchase Price Allocation
3.2(d)       Officers and Directors of Monterrey
3.2(e)       Bank Accounts, Safety Deposit Boxes and Lock Boxes of Monterrey
3.3          Title to Property Exceptions
3.4          Excluded Assets Material to Business
3.5(c)       Real Property Compliance Exceptions
3.5(d)       Leased Real Property
3.8          Material Permits and Licenses
3.9(c)(i)    Certain Material Contracts
3.9(c)(ii)   Material Contract Defaults
3.9(e)       Business Top Customers and Suppliers
3.10(a)(i)   Intellectual Property Rights
3.10(a)(ii)  Transferred Intellectual Assets Exceptions
3.10(b)      Intellectual Property Agreements
3.10(e)      Adverse Third Party Actions or Claims and Infringements or
             Misappropriations of Third Party
             Intellectual Property
3.11         Legal Proceedings
3.12         Collective Bargaining Agreements
3.13         Southington Severance Benefits
3.14         Environmental Conditions Exceptions

------------
* The Registrant will furnish supplementally a copy of any schedule to the Commission upon request.

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3.16         Absence of Certain Developments
3.17         Undisclosed Liabilities
3.18         Product and Service Warranties
5.1(k)       Material Contracts for which Consents to Assignment are Required
7.6          Returned Goods Policy
8.3          Periods of Service for Continuing Employees
8.5          Accrued and Unused Vacation
8.8          Dedicated European Employees
11.3         Knowledge Parties
11.13        Additional Purchase Price Adjustment


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                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

        Purchase Agreement (the "AGREEMENT"), dated as of April 2, 2003, is by and between Ethicon Endo-Surgery, Inc., an Ohio corporation (sometimes referred to herein as "SELLER"), and Medex, Inc., an Ohio corporation (sometimes referred to herein as "BUYER").

                                   WITNESSETH:

        WHEREAS, Seller and certain of its Affiliates (as defined below) are currently engaged in the worldwide research, development, manufacture, marketing, distribution and sale of Jelco(R) Protectiv(R) I.V. Catheters; and

        WHEREAS, Seller (and certain of its Affiliates) owns and desires to sell or cause to be sold to Buyer (and certain of its Affiliates), and Buyer (and certain of its Affiliates) desires to purchase from Seller (and certain of its Affiliates), certain worldwide assets related to the Business (as defined below) and Buyer (and certain of its Affiliates) is willing to assume certain liabilities related to the Business, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the assets to be sold include all of the issued and outstanding capital stock of Johnson & Johnson Medical de Monterrey, S.A. de C.V. ("MONTERREY"), a company formed under the laws of Mexico, that is the owner of a manufacturing facility dedicated to the Business, and all of the issued and outstanding stock of Monterrey is legally and beneficially owned by Seller and certain of its Affiliates; and

        WHEREAS, Monterrey operates as an in-bond manufacturing company (maquiladora);

        NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

1.1     DEFINITIONS.

        The following terms used in this Agreement shall have the respective meaning assigned to them below:

        "AFFILIATE" with respect to any party means any entity that is directly or indirectly controlling, controlled by or under common control with such party.

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        "ANTI-TRUST FILINGS" shall mean all applicable notifications or filings with an anti-trust or competition authority in the United States, Mexico, Italy and Germany or any other jurisdiction required to consummate the transactions contemplated herein.

        "ASSUMED ASSETS" shall mean the assets and property described on the Schedule of Assumed Assets attached hereto as Schedule 1.1(a), but specifically excluding the Excluded Assets.

        "ASSUMED AGREEMENTS" shall mean the contracts, contract rights, leases, licenses, bids, purchase orders, consulting agreements, maintenance contracts, office equipment leases, and other agreements, whether written or oral, relating solely to the operation and conduct of the Business or any of the Purchased Assets, but (i) specifically excluding the Excluded Agreements and (ii) in each case only to the extent that any such Assumed Agreement has been validly assigned to Buyer hereunder or Buyer is otherwise able to assume the benefits and obligations thereof or constitutes a purchase order entered into in the ordinary course of the Business.

        "ASSUMED LIABILITIES" shall mean the obligations and liabilities relating primarily to the operation and conduct of the Business or any of the Purchased Assets and described on the Schedule of Assumed Liabilities attached hereto as Schedule 1.1(d), but specifically excluding the Excluded Liabilities. For purposes of clarity, it is acknowledged and agreed that Buyer is not assuming any liability or obligation of Monterrey and that, with the exception of the Excluded Monterrey Liabilities, all such obligations and liabilities shall be retained by Monterrey.

        "BUSINESS" shall mean that portion of the business of Seller and certain of its Affiliates relating to the worldwide research, development, manufacture, marketing, distribution and sale of the Products.

        "CLAIM" shall have the meaning set forth in Section 10.5.

        "CLOSING" shall have the meaning set forth in Section 2.1.

        "CLOSING DATE" shall have the meaning set forth in Section 2.1.

        "CLOSING PAYMENT" shall have the meaning set forth in Section 2.5(a).

        "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder.

        "CONFIDENTIAL INFORMATION" is any data or information exclusively related to the Business, whether in oral, visual, written, electronic, or other tangible or intangible form, including, without limitation, all information about (a) customers, suppliers, products, processes or services (including information concerning any material, method of manufacture, mold, tooling, formula, trade secret, invention, drawing, design, research, development, schematic, specification, graph, experimental date or the like) and (b)

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purchasing, engineering, marketing, financial or other business information, studies or practices.

        "CONTINUING EMPLOYEE" shall mean a Selected Employee who accepts employment with Buyer (or an Affiliate thereof) as of or immediately following the Closing Date.

        "DATA ROOM" shall mean that certain data room of the Business that Buyer visited in January 2003, as well as any subsequent visits arranged for Buyer and its professional advisors in March 2003.

        "DESCRIPTIVE MEMORANDUM" shall mean that certain Descriptive Memorandum dated November 18, 2002, delivered by Seller to Buyer.

        "DAMAGES" shall mean with respect to any party all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (but specifically excluding any incidental, derivative, consequential or loss of profit damages of any party hereto), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys' and accountants' fees incurred by such party.

        "DEFECT" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a product in the absence of a failure to warn, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

        "DISCLOSURE SCHEDULES" shall mean the schedules referenced in the table of contents and referred to throughout the Agreement and attached hereto.

        "EMPLOYEES" shall mean, collectively, the dedicated employees of the Business, and the terms "DEDICATED EUROPEAN EMPLOYEES", "LOANED EMPLOYEES", "MANUFACTURING FACILITY EMPLOYEES", "SELECTED EMPLOYEES" and "SOUTHINGTON EMPLOYEES" shall be defined as follows:

                (i) "DEDICATED EUROPEAN EMPLOYEES" shall have the meaning given to such term in Section 8.8.
                (ii) "LOANED EMPLOYEES" shall mean any employee of the Business loaned or seconded by Seller to its Affiliates and listed on the schedule of Loaned Employees attached hereto as Schedule 1.1(g).
                (iii) "MANUFACTURING FACILITY EMPLOYEES" shall mean persons who immediately prior to the Closing are employed by Seller at the Latina Facility, the Monterrey Facility or the Southington Facility.
                (iv) "SELECTED EMPLOYEES" shall have the meaning given to such term in Section 8.1.
                (v) "SOUTHINGTON EMPLOYEES" shall have the meaning given to such term in Section 8.2.

                                        3
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        "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation or notice (written or oral) alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or fines or penalties) arising out of, based on or resulting from (a) the actual or alleged presence, Release or threatened Release of any Hazardous Materials at or from any Real Property any time prior to the Closing, or (b) any circumstances occurring or arising prior to the Closing and forming the basis of any violation, or alleged violation, of any Environmental Law.

        "ENVIRONMENTAL LAW" shall mean any applicable federal, state, local or foreign law, regulation, rule, permit or other requirement having the force and effect of law, at any time in force or effect, relating to the pollution or protection of human health or the environment or Release or threatened Release of Hazardous Materials or otherwise relating to the use, storage, handling, production, disposal, discharge, control or clean-up of any hazardous substances, materials or wastes and all laws and regulations with regard to the record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

        "EXCLUDED AGREEMENTS" shall mean the agreements listed on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(c).

        "EXCLUDED ASSETS" shall mean the property described on the Schedule of Excluded Assets attached hereto as Schedule 1.1(b).

        "EXCLUDED LIABILITIES" notwithstanding any other provision of this Agreement shall mean the following liabilities or obligations of Seller or any of its Affiliates, which are not to be assumed by Buyer hereunder:

                (i) Any liability or obligation arising out of or relating to the Excluded Assets;
                (ii) Any liability or obligation of Seller or any of its Affiliates of any nature, whether known or unknown, contingent or otherwise, and whether now existing or hereafter arising, arising out of or relating to the Business, or the use, manufacture, sale, distribution, ownership, lease or operation of any asset or property used, manufactured, sold, distributed, owned, leased or operated in connection with the Business, in each case as conducted at any time on or prior to the Closing; provided that, subject to any rights Buyer may have pursuant to Section 10.2(i) hereof, Buyer is assuming all responsibility for any Product sold after the Closing Date including Products manufactured prior to the Closing;
                (iii) Any liability or obligation of Seller or any of its Affiliates for Taxes, including Taxes of Seller resulting from the transactions contemplated by this Agreement, other than as provided in
        Section 2.7;
                (iv) Subject to Article VIII, any retention bonus, severance payment or other obligation authorized or arising prior to the Closing Date with respect to any Employee or officer of the Business by Seller;

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                (v)     Any liability or obligation relating to the Plans
        arising prior to the Closing Date; (vi) Any inter-company liability or obligation between Seller and any of its Affiliates; (vii) Any liability or obligation with respect to any Nonassignable Purchased Asset or Nonassignable Assumed Agreement to the extent such liability or obligation is deemed an Excluded Liability pursuant to Section 2.8;
                (viii)  Any Excluded Monterrey Liability; and
                (ix) Any liability or obligation relating to any of the matters set forth on Schedule 3.11.

        "EXCLUDED MONTERREY LIABILITIES" means the liabilities or obligations of Monterrey set forth on the Schedule of Excluded Monterrey Liabilities attached hereto as Schedule 1.1(h).

        "FACILITIES" shall mean, collectively, the Latina Facility, the Monterrey Facility and the Southington Facility.

        "FINANCIAL STATEMENTS" mean the audited consolidated financial statements of the Business as of December 29, 2002, December 30, 2001 and December 31, 2000, and the fiscal years then ended. For purposes of this Agreement, the Financial Statements include all notes and schedules thereto.

        "FOREIGN PURCHASE AGREEMENTS" shall mean, collectively, the Monterrey Share Transfer Agreement and the Latina Business Transfer Deed.

        "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "HAZARDOUS MATERIALS" shall mean (i) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, (ii) all substances defined as such by, or regulated as such under, any Environmental Law, (iii) asbestos, natural gas, synthetic gas and mixtures thereof and (iv) any other substance exposure to which or the presence of which is prohibited, limited or regulated by any governmental authority.

        "INTELLECTUAL PROPERTY RIGHTS" shall mean the following, in any and all countries: (a) inventions and discoveries, patents and patent applications, patent disclosures, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations, and all rights of priority and all counterparts thereof, owned, licensed, used or held for use by Seller or any of its Affiliates primarily in connection with the Business (collectively, "PATENTS"), (b) trademarks, servicemarks, trade dress, logos, slogans, tradenames, service names, corporate and business names, and all applications, registrations, and renewals therefor, together with all rights of priority and counterparts thereof, owned, licensed, used or held for use by Seller or any of its Affiliates primarily in connection with the Business (collectively,

                                        5
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"TRADEMARKS"), (c) all works of authorship, copyrights, applications and registrations and renewals therefor owned, licensed, used or held for use by Seller or any of its Affiliates primarily in connection with the Business (collectively, "COPYRIGHTS"), (d) all Domain names owned, licensed, used or held for use by Seller or any of its Affiliates primarily in connection with the Business (collectively, the "DOMAIN NAMES"), (e) all trade secrets and proprietary information, including but not limited to formulas, methods, know-how, and processes, owned, licensed, used or held for use by Seller or any of its Affiliates primarily in connection with the Business and (f) the right to sue and collect damages for past infringement, misappropriation or dilution thereof.

        "INVENTORY ACCOUNTING POLICY" shall have the meaning set forth in
Section 2.5 and Seller's Inventory Accounting Policy is attached hereto as
Schedule 2.5(b).

        "LATINA BUSINESS TRANSFER DEED" shall mean the Latina Business Transfer Deed to be entered into by Ethicon S.p.A. and Buyer or an Affiliate of Buyer in a form to be mutually agreed upon.

        "LATINA FACILITY" shall mean Seller's manufacturing facilities and offices located in Latina, Italy.

        "MANAGEMENT PRESENTATION" shall mean that certain presentation given by Seller to Buyer in January 2003.

        "MAQUILA AGREEMENT" shall have the meaning set forth in Section 3.2(b).

        "MAQUILA PROGRAM" shall have the meaning set forth in Section 3.2(b).

        "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" shall mean any event or situation that has or would reasonably be expected to have a material adverse change or effect on the business, operations, assets, liabilities, results of operations, cash flows or financial condition, or relations with customers or suppliers, of the Business, taken as a whole, except any such change or effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the intravenous catheter industry or market for such catheters generally, (iii) changes in economic, regulatory or political conditions generally, (iv) resignations or departures of Employees, other than the resignation or departure of Selected Employees in such a quantity as to materially and adversely effect the ability of Buyer to operate the Business as currently conducted, provided, however, that the resignation or departure of (a) Employees who have been asked to relocate by Buyer and (b) Selected Employees resulting from Buyer's failure to make offers of employment to all of the Employees who are not Manufacturing Facility Employees or Dedicated European Employees shall not constitute a Material Adverse Change or Material Adverse Effect, (v) fluctuations in foreign currency exchange rates, or (vi) changes or effects that are the result of actions taken by Buyer without the express authorization or consent of Seller.

        "MATERIAL CONTRACTS" shall have the meaning given to such term in
Section 3.9(b).

                                        6
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        "MONTERREY" shall have the meaning given to such term in the Recitals.

        "MONTERREY FACILITY" shall mean Monterrey's manufacturing facilities and offices located at Carretera Miguel Aleman Km. 21.7, Parque Industrial Monterrey, Apodaca, Nuevo Leon Mexico, C.P. 66600.

        "MONTERREY NET CURRENT ASSETS" shall mean (i) cash, cash equivalents, and all other current assets less (ii) (a) accounts payable and all other current liabilities and (b) obligations under the pension plan and corresponding senior premiums, in each case, of Monterrey as of the Closing Date and shall be calculated in accordance with GAAP.

        "MONTERREY SHARES" shall mean all of the issued and outstanding shares of capital stock of Monterrey.

        "MONTERREY SHARE TRANSFER AGREEMENT" shall mean the Monterrey Share Transfer Agreement to be entered into by the parties hereto in a form to be mutually agreed upon.

        "NET INVENTORY" shall mean the inventory (net of applicable reserves) of all finished products held for sale, work in process and product-specific raw materials and supplies of the Business as of the Closing Date and shall be calculated using the accounting methods, principles, practices and policies set forth in Schedule 2.5(b).

        "PERMITTED ENCUMBRANCES" shall mean, with respect to Purchased Assets other than any patents or trademarks included in the Transferred Intellectual Assets, (i) imperfections of title, easements, encroachments, rights of way and other such restrictions of record and such state of facts as an accurate survey will disclose; PROVIDED that such matters, if any, do not individually or in the aggregate, (a) materially detract from the value or interfere with the current use of the Purchased Assets in a significant manner, (b) substantially interfere with or impair the operation or value of the Business or the use or occupancy of the applicable facility or (c) render title unmarketable; (ii) zoning ordinances and other governmental rules and regulations of applicable governmental boards or bureaus having jurisdiction over the Real Property; and (iii) protected covenants and restrictions relating to the industrial park in which the Monterrey Facility is located.

        "PERMITTED LIENS" shall mean (i) all statutory liens for current taxes or assessments not yet due or delinquent, (ii) mechanics', materialmen's, warehousemen's and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, or (iii) such other liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws where the underlying obligations are not yet delinquent or such other liens or imperfections in title set forth in Schedule 3.3.

        "PERSON" shall mean and include an individual, a partnership, joint venture, corporation, trust or any entity whether incorporated or not.

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        "PLANS" shall have the meaning set forth in Section 3.13.

        "PRE-CLOSING TAX PERIOD" shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period beginning before and ending on the Closing Date.

        "PRODUCTS" shall mean the intravenous catheter products of Seller and certain of its Affiliates set forth in the Schedule of Products attached hereto as Schedule 1.1(i).

        "PURCHASED ASSETS" shall mean, collectively, the Assumed Assets, the Assumed Agreements, the Monterrey Shares, and the Transferred Intellectual Assets.

        "REAL PROPERTY" shall mean the collective reference to the Southington Facility, the Monterrey Facility and the Latina Facility, all as described more fully on the Descriptions of Real Property attached hereto as Schedule 1.1(f).

        "RELEASE" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "RELEASED EMPLOYEE" shall have the meaning set forth in Section 8.1.

        "SELECTED EMPLOYEE" shall have the meaning set forth in Section 8.1.

        "SOUTHINGTON FACILITY" shall mean Seller's manufacturing facilities and offices located in Southington, Connecticut.

        "SOUTHINGTON SEVERANCE BENEFITS" shall have the meaning set forth in
Section 3.13.

        "STRADDLE PERIOD" shall mean any taxable period beginning before and ending after the Closing Date.

        "TAX" and TAXES" shall mean all present or future taxes, charges, fees, levies, duties or other assessments including, without limitation, income, excise, property, value added, real estate, sales, payroll, transfer, social security, employment and franchise taxes imposed by any federal, state, county, or local government, or a subdivision or agency thereof. Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

        "TRANSACTION DOCUMENTS" shall mean this Agreement, the Transition Services Agreement and the Foreign Purchase Agreements.

        "TRANSFERRED INTELLECTUAL ASSETS" shall mean (i) the Intellectual Property Rights and (ii) the property (both tangible and intangible) which is in the nature of software,

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hardware, source code and object code, in either case, owned, licensed, used or held for use by Seller or any of its Affiliates exclusively in connection with the Business and set forth on the Schedule of Transferred Intellectual Assets attached hereto as Schedule 1.1(e).

        "TRANSITION SERVICES AGREEMENT" shall mean the Transition Services Agreement to be entered into by the parties hereto in a form to be mutually agreed upon.

1.2     INTERPRETATION.

        (a) Unless otherwise provided herein, all monetary values stated herein are expressed in United States currency.

        (b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

        (c) Whenever conversion of payments from any foreign currency for a particular date shall be required, such conversion shall be made at the internal Johnson & Johnson exchange rate prepared by Brown Brothers Harriman as of such date, unless otherwise agreed to by the parties. Whenever conversion of payments from any foreign currency for a particular period shall be required, such conversion shall be made at the exchange rate for the beginning and the end of the relevant period at the internal Johnson & Johnson rate prepared by Brown Brothers Harriman, unless otherwise agreed to by the parties.

1.3     UNDERSTANDING REGARDING EUROPEAN EMPLOYEES.

        No provision contained in this Agreement shall be deemed to constitute a final and binding "decision" with respect to any European jurisdiction that requires the prior information and/or consultation with a national and/or European works council or any employee representative body. With regards to such jurisdictions, no final and binding decision on the subject matter of this Agreement shall be taken before completion of the information and/or consultation procedure required in the relevant European jurisdictions and/or by European Community laws on the European Works Council.

                                   ARTICLE II

                                     CLOSING

2.1     CLOSING.

        The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "CLOSING") shall take place at the offices of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey, at 10:00 A.M., local time, on or before June 30, 2003 (or at such other place and time as the parties may mutually agree) (sometimes called the "CLOSING DATE"). The Closing shall take place within five (5) business days after the last approval or clearance under the Anti-Trust Filings has been received or the applicable waiting period has expired. Buyer specifically acknowledges that time is of the essence because Seller's intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Seller.

2.2     SHARES OF MONTERREY.

        On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer and deliver, and will cause its Affiliate, Ethicon, Inc., to sell, assign, transfer and deliver, to Buyer all right, title and interest in and to the Monterrey Shares, free and clear of all liens, encumbrances and claims of any nature, and Buyer shall purchase and acquire the Monterrey Shares from Seller and Ethicon, Inc. The transfer of the Monterrey Shares shall be effected in accordance with the terms and conditions of the Monterrey Share Transfer Agreement, and with the endorsement and delivery of the original share certificates of the Monterrey Shares, as well as with the recording of the transfer of the Monterrey Shares through the appropriate entries in Monterrey's Shareholders' Registry Book. Buyer may designate one or more of its Affiliates to purchase the Monterrey Shares. Buyer and Seller shall, and shall cause their respective Affiliates to, execute on the Closing Date such documents necessary to affect the transfer of the Monterrey Shares.

2.3     ASSETS TO BE SOLD.

        (a) On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer and deliver, and will cause its Affiliates to sell, assign, transfer and deliver, to Buyer all right, title and interest in and to the Purchased Assets. Buyer may designate one or more of its Affiliates to purchase the Purchased Assets. For purposes of clarity, it is acknowledged and agreed that Seller shall assign the Assumed Agreements to Buyer or one or more of its Affiliates pursuant to this Section 2.3(a) but Seller shall not be required to physically deliver the Assumed Agreements to Buyer on the Closing Date.

        (b) The transfers contemplated in Section 2.3(a) will be effected on the Closing Date by Seller and its Affiliates transferring to Buyer or an Affiliate of Buyer pursuant to such good and sufficient instruments of conveyance, transfer and assignment, including, without limitation, a general assignment of the worldwide rights to the Transferred Intellectual Assets, as shall be necessary to transfer to Buyer good and valid title to the Purchased Assets, free and clear of all liens except Permitted Encumbrances and Permitted Liens.

        (c) On the Closing Date and subject to the terms and conditions of this Agreement, Buyer or an Affiliate of Buyer shall assume the Assumed Liabilities and shall agree to pay and discharge the Assumed Liabilities as and when the Assumed Liabilities become due in accordance with the terms and conditions of this Agreement.

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

        (d) Subject to the terms and conditions of this Agreement, Seller will cause Ethicon S.p.A. to, and Buyer will, or will cause one or more of its Affiliates to, enter into the Latina Business Transfer Deed, providing for (i) the sale, transfer, assignment or other direct or indirect conveyance of the Purchased Assets to be transferred by Ethicon S.p.A. to Buyer or one or more of its Affiliates, and (ii) the assumption of the Assumed Liabilities of Ethicon S.p.A. by Buyer or one or more of its Affiliates. The representations, warranties, covenants and agreements of the parties and the remedies for any breach thereof set forth in this Agreement are in lieu of separate representations, warranties, covenants and agreements and remedies for any breach thereof in the Foreign Purchase Agreements. Notwithstanding anything to the contrary contained in the Foreign Purchase Agreements or any other related agreement, instrument or document evidencing the transfer of the Purchased Assets outside of the United States, to the extent that there is a conflict between the terms of any Foreign Purchase Agreement or any such other agreement, instrument or document, on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall control and prevail among the parties hereto.

        (e) All risk of loss with respect to the Purchased Assets (whether or not covered by insurance) shall be on Seller up to the time of Closing, whereupon such risk of loss shall pass to Buyer, subject solely to Buyer's indemnification rights set forth in Article X of this Agreement.

2.4     PURCHASE PRICE.

        The purchase price for the Purchased Assets is $340,000,000, subject to adjustment as provided in Section 2.5 (the "PURCHASE PRICE"). Subject to the terms and conditions of this Agreement, Buyer shall pay on the Closing Date to Seller an amount equal to the Closing Payment as defined in Section 2.5(a) in immediately available funds as directed in writing by Seller (including the payment of a portion of the Closing Payment to Ethicon S.p.A. in Italy as specified in the Latina Business Transfer Deed).

2.5     PURCHASE PRICE ADJUSTMENT.

        For the purposes of clarification only, Seller is retaining all accounts payable and accounts receivable of the Business (other than those accounts payable and accounts receivable included in Monterrey Net Current Assets) and the only purchase price adjustments before and after Closing will be the adjustments for the Net Inventory and the Monterrey Net Current Assets pursuant to this Section 2.5. The parties assume that Net Inventory as of the Closing Date shall be valued between $32,500,000 and $27,500,000.

        (a) At least three (3) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement in the form of Schedule 2.5(a), with such supporting detail as Buyer may reasonably request, setting forth as of the Closing Date, the estimated sum of:

        (i) "X", where "X" equals the difference between (a) the Net Inventory as of the Closing Date minus $32,500,000, if the Net Inventory as of the Closing Date is greater than $32,500,000, or
                (b) the Net Inventory as of the Closing Date minus $27,500,000, if the Net Inventory as of the Closing Date is less than $27,500,000. If the Net Inventory as of the Closing Date is between $27,500,000 and $32,500,000, "X" will be equal to $0;
                and

        (ii) "Y", where "Y" equals the Monterrey Net Current Assets as of the Closing Date.

At the Closing, the Closing Payment shall equal $340,000,000 plus the amount, if any, by which the estimated sum of "X" and "Y" is greater than $0 or minus the amount, if any, by which the estimated sum of "X" and "Y" is less than $0.

        (b) Within ninety (90) days after the Closing Date, Seller shall prepare, and cause PricewaterhouseCoopers LLP or other independent auditors ("SELLER'S AUDITOR") to audit, a statement in the form of Schedule 2.5(a) (in its draft form, the "PRICE ADJUSTMENT STATEMENT"), setting forth as of the Closing Date, the actual sum of "X" and "Y".

        (c) In connection with the preparation of the Price Adjustment Statement, Buyer shall cooperate and provide access to personnel and facilities so that Seller may take and prepare a physical count, and Seller's Auditor may observe such physical count, of Net Inventory and the inventory of Monterrey reflected in the Monterrey Net Current Assets as of the Closing Date. Representatives of Buyer shall be entitled to observe such physical count and such other aspects of the preparation of the Price Adjustment Statement as Buyer deems appropriate.

        (d) Upon completion of the preparation of the Price Adjustment Statement by Seller, and the audit by Seller's Auditor, Seller's Auditor will deliver to Seller a draft of the their opinion relating to the Price Adjustment Statement, specifically stating, whether the Price Adjustment Statement, as it relates to Net Inventory, was prepared in accordance with Seller's Inventory Accounting Policy (as attached hereto in Schedule 2.5(b)), and, as it relates to Monterrey Net Current Assets, was prepared in accordance with GAAP. Seller's Auditor will be engaged solely by Seller. However, upon receipt of a written acknowledgment from Buyer of Seller's Auditor's responsibility under this engagement, Seller's Auditor will allow Seller to deliver a copy of the draft opinion to Buyer. Further, upon receipt of specific requested representations from Seller and Buyer relating to the accuracy of the information included in the Price Adjustment Statement, both parties' knowledge of certain transactions and the completeness of the information provided to Seller's Auditor, Seller's Auditor will be able to issue a final opinion on the Price Adjustment Statement (if deemed necessary by Seller or Buyer). Except for what is provided below concerning the costs of the Accounting Firm, all costs and expenses associated with this Section 2.5, including the fees of any accountants, shall be borne by the party incurring such expenses.

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

        (e) The Price Adjustment Statement shall become final and binding upon the parties on the 45th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "NOTICE OF DISAGREEMENT") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the Price Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm (in accordance with the procedure set forth in this Section 2.5) selected by Seller and Buyer or, if the parties are unable to agree, an independent accounting firm selected by Seller's and Buyer's independent accounting firms (such firm, the "ACCOUNTING FIRM").

        (f) Buyer and Seller acknowledge and agree that the dispute resolution provisions of this Agreement shall not apply to any dispute described in this Section 2.5. During the 30-day period immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Net Inventory and Monterrey Net Current Assets as of the Closing Date (and shall use such determination to prepare the final Price Adjustment Statement), which determination shall be binding on the parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement; (ii) whether, for Net Inventory, such calculation was prepared in accordance with this Section 2.5, specifically, whether Seller's Inventory Accounting Policies were used; (iii) whether, for Monterrey Net Current Assets, such calculation was prepared in accordance with GAAP; and (iv) whether there were mathematical errors in the Price Adjustment Statement. The Price Adjustment Statement shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers the final Price Adjustment Statement to the parties. The fees and expenses of the Accounting Firm pursuant to this
Section 2.5 shall be borne one half each by Buyer and Seller.

        (g) If the Price Adjustment Statement discloses that the actual sum of "X" and "Y" is greater than the estimated sum of "X" and "Y", then the amount of such positive change (the "POSITIVE PURCHASE PRICE ADJUSTMENT") shall be added on a dollar-for-dollar basis to the Purchase Price. If the Price Adjustment Statement discloses that the actual sum of "X" and "Y" is less than the estimated sum of "X" and "Y", then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such negative net change (the "NEGATIVE PURCHASE PRICE ADJUSTMENT").

        (h) No payment pursuant to Section 2.5(g) need be made by either party until the determination of the final Price Adjustment Statement; PROVIDED that not later than

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

ten (10) business days after the determination of the final Price Adjustment Statement (such tenth business day being the "PURCHASE PRICE ADJUSTMENT DUE DATE"), Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account as Seller shall designate in writing to Buyer, the Positive Purchase Price Adjustment, if any.

        (i) On or before the Purchase Price Adjustment Due Date, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account as Buyer shall designate in writing to Seller, the Negative Purchase Price Adjustment, if any.

2.6     ALLOCATION OF PURCHASE PRICE.

        The parties will agree prior to Closing on an allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. Such allocation shall be made in accordance with the principles of Section 1060 of the Code and shall be presented in a format consistent with the example provided in Schedule
2.6 hereto. If there is an adjustment to the Purchase Price pursuant to Section
2.5 or pursuant to an indemnification payment under Article X, Buyer and Seller shall allocate such adjustment among the Purchased Assets in accordance with the principles of Section 1060 of the Code and Schedule 2.6. Buyer and Seller further agree to allocate the Purchase Price corresponding to the Monterrey Shares in accordance with the provisions of the Mexican Income Tax Law. Buyer and Seller agree to act, and to cause their respective Affiliates to act, in accordance with the finalized allocation, including the filing of Internal Revenue Service Form 8594.

2.7     SALES AND TRANSFER TAXES AND FEES.

        Subject to any obligation imposed by law, regulation or governmental authority, Seller and Buyer agree fully to cooperate to minimize the impact of all Taxes levied on the sale, assignment, transfer or delivery of the Purchased Assets to be sold and transferred as provided herein. All such Taxes shall be borne by Buyer. Buyer and Seller acknowledge and agree that all tangible assets owned by either Monterrey or Seller and located in Mexico shall remain in the possession of Monterrey as contemplated by the Maquila Program and the Maquila Agreement. The parties acknowledge that, as expressly provided by Article 9 of the Mexican Value Added Tax, no Mexican Value Added Tax is triggered by the transfer of the Purchased Assets currently located at Monterrey's facilities.

2.8     NON-ASSIGNABILITY OF ASSETS.

        (a) To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset or Assumed Agreement is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers have not been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period of 12 months after the Closing Date, each of Seller and Buyer will, and will cause its respective Affiliates to, cooperate with each other in obtaining promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. If an authorization, approval, consent or waiver is obtained, Seller shall assign, transfer, convey or deliver the Purchased Asset or Assumed Agreement to Buyer at no additional cost. If an authorization, approval, consent or waiver with respect to any Purchased Asset or Assumed Agreement is not obtained on or prior to the first anniversary of the Closing Date (each such Purchased Asset or Assumed Agreement is referred to herein, respectively, as a "Nonassignable Purchased Asset" or "Nonassignable Assumed Agreement"), the obligation of Seller and/or its Affiliates to obtain such authorization, approval, consent or waiver expires. During such twelve month period, Seller and/or its Affiliates will continue to be bound by such Nonassignable Purchased Asset or Nonassignable Assumed Agreement, as the case may be, and Seller will, and will cause its Affiliates to, cooperate, at Buyer's reasonable request, in any reasonable and lawful arrangement designed to provide Buyer all of the benefits and risks of such Nonassignable Purchased Asset or Nonassignable Assumed Agreement, on terms and conditions satisfactory to Buyer, to the maximum extent permitted by law and by the terms of such Nonassignable Assumed Agreement, if applicable, and the assignment provisions of this Agreement shall operate (to the extent permitted by law and by such Nonassignable Assumed Agreement, if applicable) to create a subcontract, sublease or sublicense with Buyer (on terms and conditions satisfactory to Seller and Buyer) whereby Buyer will perform under such Nonassignable Assumed Agreement, if applicable, and will be entitled to receive all related benefits of such Nonassignable Purchased Asset or Nonassignable Assumed Agreement, in accordance with its terms, if applicable. In the event that Seller is unable to provide Buyer with the arrangement described above by the first anniversary of the Closing Date, such Nonassignable Purchased Asset or Nonassignable Assumed Agreement shall become an Excluded Asset and all obligations and liabilities relating thereto shall constitute Excluded Liabilities. To the extent any subcontract, sublease or sublicense is created pursuant to clause (i), (1) Buyer shall pay, perform and discharge fully all obligations of Seller and its Affiliates under all such Nonassignable Purchased Assets and Nonassignable Assumed Agreements after the Closing Date so long as Buyer is receiving or entitled to receive the benefits thereunder and shall indemnify Seller against any Damages incurred by Seller as a result of Buyer's failure to pay, perform and discharge fully such obligations, (2) Seller and its Affiliates shall, without further consideration therefor, pay and remit to Buyer promptly any monies, rights and other consideration received by Seller or any of its Affiliates in respect of all such Nonassignable Purchased Assets and Nonassignable Assumed Agreements and (3) Seller and its Affiliates shall exercise or exploit their rights and options under all such Nonassignable Purchased Assets and Nonassignable Assumed Agreements only as directed by Buyer and at Buyer's expense; it being understood that, to the extent the parties are not successful in creating such subcontract, sublease or sublicense in respect of any Nonassignable Purchased Asset or Nonassignable Assumed Agreement within 12 months after the Closing Date, Buyer will have no obligation to pay, honor or discharge when due the corresponding liabilities, obligations and commitments of Seller or any of its Affiliates arising thereunder, all of which shall be treated as Excluded Liabilities.

2.9     DELIVERY BY SELLER.

        At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

        (a) the Officer's Certificates referred to in Sections 5.1(a) and 5.1(b) hereof;

        (b) the Secretary's Certificate referred to in Section 5.1(c) hereof;

        (c) with respect to any transfer under this Agreement of a U.S. Real Property interest, a Certificate of Seller's non-foreign status which complies with the requirements of Section 1445 of the Code;

        (d)     duly executed counterparts of the Transaction Documents;

        (e) a bill of sale and assignment agreement, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Purchased Assets;

        (f) duly executed general assignments of the Transferred Intellectual Assets; and

        (g) such other instruments or documents as are (i) required by any other provision of this Agreement to be delivered by Seller to Buyer or (ii) reasonably necessary to effect the transfer of the Purchased Assets contemplated by this Agreement.

2.10    DELIVERY BY BUYER.

        At the Closing, Buyer will deliver or cause to be delivered to Seller or, as designated by Seller, one or more of Seller's Affiliates (unless previously delivered) the following:

        (a)     the Closing Payment;

        (b) the Officer's Certificates referred to in Sections 5.2(a) and 5.2(b) hereof;

        (c) the Secretary's Certificate referred to in Section 5.2(c) hereof;

        (d)     duly executed counterparts of the Transaction Documents;

        (e) an assumption agreement, in form and substance reasonably satisfactory to Seller, dated the Closing Date, with respect to the Purchased Assets; and

        (f) such other instruments or documents as are (i) required by any other provision of this Agreement to be delivered by Buyer to Seller or (ii) reasonably necessary to effect the assumption of the Assumed Liabilities contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Buyer acknowledges and agrees that the Purchased Assets are sold "as is, where is" and Buyer agrees to accept the Purchased Assets in the condition they are in at the place they are located on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or the Schedules hereto. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        Subject to the foregoing and except as set forth in the Disclosure Schedules attached hereto, Seller represents and warrants to Buyer as of the date hereof as follows:

3.1     ORGANIZATION, GOOD STANDING AND AUTHORITY.

Seller is a legal entity duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own or lease and operate its properties relating to the Business and to carry on the Business as now being operated and conducted pursuant to its by-laws. Seller has full corporate power and authority to execute and deliver the Transaction Documents, and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents, and to perform, or cause to be performed, its obligations under each of the Transaction Documents. The execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, and each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller in accordance with its terms.

3.2     MONTERREY.

        (a) Monterrey is a company duly organized, validly existing and in good standing under the laws of Mexico, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its businesses as now being operated and conducted. Monterrey has no subsidiaries.

        (b) Monterrey is duly authorized pursuant to applicable Mexican law to operate as a Maquiladora company under that certain Maquila Program dated May 21, 2001 (with extensions dated June 12, 2001 and August 30, 2001, respectively) (the "MAQUILA PROGRAM"), and that certain Maquila Agreement dated May 31, 1999, by and between Monterrey and Seller (as successor to Johnson & Johnson Medical, Inc.) (the "MAQUILA AGREEMENT"), which are valid and in force, and is duly registered with the National Registry of the Maquiladora Industry under registration number RNIM-273-59a-19/99-MTY-X. Monterrey is in compliance with all its obligations arising out of its Maquiladora status and with all applicable regulations, including, but not limited to, the filing of its annual operations reports. All machinery, equipment, tools, spare parts, raw materials and other assets which according to Monterrey's books and records were imported under the Maquila Program, have been appropriately imported thereunder according to applicable laws and are held and used by Monterrey within Mexico in accordance with the terms thereof and all applicable laws.

        (c) The Monterrey Shares have been duly authorized and validly issued by Monterrey and are fully paid and nonassessable. All of the Monterrey Shares are owned beneficially and of record by Seller and its Affiliate, Ethicon, Inc., free and clear of all liens and encumbrances. Seller and its Affiliate, Ethicon, Inc., have good and valid title to the Monterrey Shares. The delivery of the duly endorsed stock certificates representing the Monterrey Shares in the manner provided in Section 2.2 will transfer to Buyer good and valid title thereto free and clear of all liens and encumbrances. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of Monterrey, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than pursuant to this Agreement) which could obligate Monterrey to issue, or Seller or its Affiliate, Ethicon, Inc., to sell, any shares in the issued share capital or capital stock of Monterrey.

        (d) Schedule 3.2(d) sets forth a complete and accurate list of the current officers and directors of Monterrey.

        (e) Schedule 3.2(e) sets forth a complete and accurate list of all of the bank accounts, safety deposit boxes and lock boxes (designating all authorized signatories with respect thereto) of Monterrey.

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

3.3     TITLE TO PROPERTY.

        Except as otherwise set forth in Schedule 3.3, Seller has good and marketable title to, or the right to transfer (or cause to be transferred), all the Purchased Assets, free and clear of any liens, restrictions, mortgages, pledges, security interests, encumbrances or claims of any nature except for (i) Permitted Liens and (ii) Permitted Encumbrances.

3.4     ASSETS NECESSARY TO CONDUCT THE BUSINESS.

        With the exception of certain Intellectual Property Rights, the Purchased Assets, together with the assets held by Monterrey, constitute all of the assets, other than the Excluded Assets, primarily used in or necessary to conduct the Business as it is currently conducted. Seller is selling only the Intellectual Property Rights used exclusively in the Business. Except as otherwise set forth in Schedule 3.4, none of the Excluded Assets are material to the continued operation of the Business as currently conducted. Following the Closing, except for (a) the Excluded Assets and (b) assets and services to be made available to Buyer under the Transition Services Agreement, Buyer will own all of the assets, properties, interests in properties and rights (real, personal and mixed, tangible and intangible) necessary to conduct the Business in the same manner as it was conducted during the year prior to, and it is conducted as at, the Closing Date.

3.5     REAL PROPERTY.

        (a) Schedule 1.1(f) contains true and correct legal descriptions of the Real Property.

        (b) Seller has good and marketable fee simple title to the Southington Facility, free and clear of any lien or encumbrance, other than the Permitted Encumbrances and the Permitted Liens. Monterrey has good and marketable fee simple title to the Monterrey Facility, free and clear of any lien or encumbrance, other than the Permitted Encumbrances and the Permitted Liens. The Monterrey Facility is the only interest in real property owned or held by Monterrey. Monterrey is the registered owner of the Monterrey Facility as reflected in the Public Registry of Property. Ethicon S.p.A., an affiliate of Seller, has good and marketable fee simple title to the Latina Facility, free and clear of any lien or encumbrance, other than the Permitted Encumbrances and the Permitted Liens. The Real Property constitutes all of the real property owned by Seller and its Affiliates primarily in connection with the Business.

        (c) Except as set forth on Schedule 3.5(c), (i) all improvements located on the Real Property have received all necessary approvals of governmental authorities (including licenses and permits) required in connection with the use thereof currently being made; (ii) the Real Property, and the improvements thereon, comply in all material respects with all laws, rules and regulations; (iii) there are no judicial or administrative actions or proceedings pending or, to Seller's knowledge, threatened under any condemnation, environmental, zoning, land-use or other law, rule or

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regulation applicable to the Real Property which, if adversely decided, would materially interfere with the present use in the Business of the Real Property;
(iv) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property; (v) there are no outstanding unpaid assessment notices against any of the Real Property; and (vi) Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, Section 1445 of the Code, and the Income Tax Regulations thereunder.

        (d) Except as set forth on Schedule 3.5(d), neither Seller nor any of its Affiliates occupies any real property primarily used in connection with the Business pursuant to a lease, sublease, use agreement, license or easement.

3.6     FINANCIAL STATEMENTS.

        Prior to the date hereof, Seller has delivered to Buyer true, complete and correct copies of the Financial Statements. The Financial Statements are derived from the historical books and records of Seller and its Affiliates, and present fairly, in all material respects, the direct assets and liabilities of the Business as at December 29, 2002, December 30, 2001, and December 31, 2000, respectively, and the direct revenues and expenses of the Business for the fiscal years then ended in conformity with GAAP as described in Note 2 to the Financial Statements.

3.7     CONSENTS AND APPROVALS; ABSENCE OF VIOLATION OR CONFLICTS.

        (a) Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall: (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation, By-laws or other organizational documents of Seller or Monterrey; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) in connection with the Anti-Trust Filings, (b) any consent, approval, authorization or permit required to be obtained by Buyer or filing or notification required to be made by Buyer in order to take title to the Purchased Assets or otherwise operate the Business, which consent, approval, authorization or permit is standard in transactions of the type contemplated hereunder, or (c) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Purchased Assets or the Business taken as a whole or would not adversely affect, in any material respect, the ability of Seller to consummate the transactions contemplated hereby; (iii) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Monterrey, or the Purchased Assets; or (iv) except for any Permitted Liens or Permitted Encumbrances, result in the creation of any lien or encumbrance upon any Purchased Assets, or result in a material default (with or without notice or lapse of time, or both) under any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.9(b) below).

        (b) No Person has any option, right of first refusal, right of first offer or similar right to purchase or otherwise acquire the Business or any substantial portion of the Purchased Assets, and neither Seller nor any Affiliate of Seller has entered into any letter of intent, commitment or agreement (whether oral or written) regarding any such purchase or acquisition.

3.8     COMPLIANCE WITH LAWS; LICENSES AND PERMITS.

        (a) The conduct of the Business, use of the Purchased Assets, and ownership of the Real Property by Seller and its Affiliates have not been and are not in violation, in any material respect, of any applicable laws, rules, regulations or ordinances of any governmental authority. Schedule 3.8 contains a complete listing of all material governmental authorizations, permits, licenses, certifications and registrations required for the conduct of the Business as currently conducted, and for the regular use of the Purchased Assets as currently used, and all such authorizations, permits, licenses, certifications and registrations are in full force and effect and shall be validly transferred to Buyer pursuant to the terms of this Agreement. No loss, expiration or material modification of any of such authorizations, permits, licenses, certifications or registrations is pending or, to the knowledge of Seller, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof.

        (b) Neither Seller nor any of its Affiliates has received notice of, nor to the knowledge of Seller, is currently the subject of, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, audit, or other compliance or enforcement action, relating to any Product, by the United States Food and Drug Administration (the "FDA"), or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of any of the Products ("OTHER AUTHORITIES"). Seller and its Affiliates have obtained all necessary approvals, registrations and authorizations from, have made all necessary applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy material compliance with the requirements of the FDA and Other Authorities for the Business' current and past business activities relating to the Products, including, but not limited to, any necessary Pre-Market Notifications ("510(k)s") and line extension letters relating individual Products to existing 510(k)s.

3.9     ASSUMED AGREEMENTS AND MATERIAL CONTRACTS.

        (a) Except for the Excluded Agreements, the Assumed Agreements constitute all of the agreements, written or oral, primarily used in or necessary to conduct the Business in the same manner as conducted as at the date hereof.

        (b) "MATERIAL CONTRACTS" shall mean each written or oral contract, agreement or commitment of Seller or any of its Affiliates currently in effect which is related to the operation of the Business and which (i) has an unexpired term greater than twelve (12) months or (ii) requires aggregate future payments in excess of $100,000 by Seller, any of its Affiliates or the other party thereto or (iii) is a lease or occupancy agreement in effect with respect to any portion of the Real Property or (iv) is a license agreement in effect with respect to any portion of the Intellectual Property Rights that is material to the Business or (v) is a long-term supply agreement for raw materials or services or (vi) limits or restricts the ability of the Business to engage in specified business activities or contains other noncompetition provisions or
(vii) is an indenture, mortgage, note, agreement or other instrument relating to the borrowing of money (other than intercompany accounts), except for purchase or sales orders for the purchase or sale of goods or services entered into in the ordinary course of the Business.

        (c) As promptly as practicable following the date hereof, Seller shall provide Buyer with a true, correct and complete list of each Material Contract that (i) is material to the Business and has an unexpired term greater than twelve (12) months and is not terminable by Seller, any of its Affiliates or the other party thereto without liability, premium or penalty on 90 days' notice or less or (ii) requires aggregate future payments in excess of $750,000 by Seller, any of its Affiliates or the other party thereto or (iii) is a lease or occupancy agreement in effect with respect to any portion of the Real Property or (iv) is a license agreement in effect with respect to any portion of the Transferred Intellectual Assets that is material to the Business or (v) limits or restricts the ability of the Business to engage in specified business activities or contains other noncompetition provisions or (vi) is an indenture, mortgage, note, agreement or other instrument relating to the borrowing of money (other than intercompany accounts) or (vii) is an agreement with a Business Top Customer or a Business Top Supplier, including any group purchasing or similar agreement. Except as set forth in Schedule 3.9(c)(ii), neither Seller nor any of its Affiliates is in default under any Material Contract. To the knowledge of Seller, none of the other parties to any such Material Contract is in default thereunder. All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.

        (d) Seller has made available to Buyer true and correct copies of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto. There are no oral Material Contracts.

        (e) Schedule 3.9(e) accurately sets forth a list of the top ten (10) customers (the "BUSINESS TOP CUSTOMERS") and suppliers (the "BUSINESS TOP SUPPLIERS") of Seller and its Affiliates in respect of the Business by dollar volume of sales and purchases, respectively, for the calendar year 2002. Except as set forth on Schedule 3.9(e), neither Seller nor any of its Affiliates has received any written notice from any Business Top Supplier to the effect that, and, to the knowledge of Seller, no such supplier will stop, materially decrease the rate of, or change the material terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on Schedule 3.9(e), neither

Seller nor any of its Affiliates has received any written notice from any Business Top Customer to the effect that, and, to the knowledge of Seller, no such customer will stop, or materially decrease the rate of, purchasing services and/or products of the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.10    INTELLECTUAL PROPERTY RIGHTS.

        (a)     All of the Intellectual Property Rights are set forth on
Schedule 3.10(a)(i). Except as set forth in Schedule 3.10(a)(ii), Seller or its Affiliates are the sole and exclusive owner of the Transferred Intellectual Assets included in the Purchased Assets or owned by Monterrey. The Transferred Intellectual Assets included in the Purchased Assets constitute all of the Intellectual Property Rights used exclusively in the Business.

        (b) There are no copyrights or mask works which are the subject of registrations or applications that are owned by Seller or its Affiliates, and which are used or held for use exclusively or primarily in the Business.
Schedule 3.10(b) lists all agreements pursuant to which Seller and its Affiliates obtained the right to use or practice rights under third party Intellectual Property Rights that are used exclusively or primarily in the Business, or by which Seller or its Affiliates granted or waived any rights to use Intellectual Property Rights which are included in the Purchased Assets, including, without limitation, license agreements (other than agreements pertaining to the use of mass market software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap", "click-through" or other standard form license agreements), settlement agreements, and covenants not to sue and all material inventions primarily related to the Business.

        (c) Seller and its Affiliates have taken reasonable measures to protect, and will continue to take reasonable measures to protect prior to Closing, the confidentiality of their respective trade secrets included in the Purchased Assets.

        (d) The Patents, Trademarks and Domain Names included in the Transferred Intellectual Assets have been duly registered and maintained in the United States and all counterparts thereof in any country.

        (e) Except as set forth on Schedule 3.10(e), there are no adverse third party actions or claims pending against Seller or any of its Affiliates in any court, arbitration or by or before any governmental authority or, to the knowledge of Seller, any written adverse third party allegations with respect to any Intellectual Property Rights. Except as set forth on Schedule 3.10(e), to the knowledge of Seller, neither Seller nor any of its Affiliates solely in connection with the Business has infringed or misappropriated any intellectual property owned by another Person. Neither Seller nor any of its Affiliates is infringing U.S. Patent No. 4,661,300 issued to Daugherty on April 28, 1987.

        (f) There are no claims pending or, to the knowledge of Seller, threatened by Seller or its Affiliates, nor has Seller or its Affiliates sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation, or other unauthorized use of Intellectual Property Rights which are used in the Business and, to the knowledge of Seller, there are no such infringements, dilutions, misappropriations or other unauthorized uses of such Intellectual Property Rights by any Person that are material.

3.11    LEGAL PROCEEDINGS, ETC.

        (a) Except as set forth on Schedule 3.11, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against Seller or its Affiliates relating to the Business or the Purchased Assets. None of the proceedings set forth on Schedule 3.11 affects the validity of this Agreement or the other Transaction Documents or could prevent or delay the transactions contemplated hereunder or thereunder.

        (b) Except as set forth on Schedule 3.11, there are not presently pending, or, to the knowledge of Seller, threatened, and, to the knowledge of Seller, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Business.

3.12    LABOR AND EMPLOYEE MATTERS.

        (a) Seller has previously provided Buyer with a true and complete schedule of the wages and salaries of each Employee as at the date hereof.

        (b) The Dedicated European Employees have been regularly remunerated for all services carried out in the course of their employment relationships with Seller and its Affiliates, in accordance with all applicable provisions of law and contract. With respect to remuneration paid to the Dedicated European Employees, all payments due in relation to obligatory insurance, severance pay and withholding taxes required by law have been regularly effected.

        (c) Schedule 3.12 lists the existing collective bargaining agreements with Seller and any of its Affiliates which cover any of the Employees. Except as and to the extent set forth on Schedule 3.12, (i) there is no trade union, works council or similar body recognized by Seller or any of its Affiliates in relation to any employees of the Business; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending (for which notice has been provided), or to the knowledge of Seller, threatened against or affecting the Business; (iii) there is no unfair labor practice charge or complaint against the Business pending (for which notice has been provided) or, to the knowledge of Seller, threatened before the National Labor Relations Board or any similar foreign agency; and (iv) Seller has not received notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the

Business and no such investigation is in progress; other than, with respect to clauses (iii) and (iv), such occurrences, failures to comply, charges, complaints or investigations which, either individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

3.13    EMPLOYEE PLANS.

        Seller has provided Buyer with a true and complete written summary of each material employee benefit or fringe benefit plan or agreement, including, without limitation, forms of employment agreements and severance agreements (such plans and/or agreements, the "PLANS"), covering Employees. Schedule 3.13 sets forth a true and complete description of the severance benefits presently available to the Southington Employees (the "SOUTHINGTON SEVERANCE BENEFITS").

3.14    ENVIRONMENTAL CONDITIONS.

        Except as set forth on Schedule 3.14, Seller and its Affiliates with respect to the Business, (i) are and have been in compliance in all material respects with all applicable Environmental Laws, (ii) as of the Closing Date, do not maintain underground storage tanks used by the Business and no asbestos containing material exists at the Facilities (except as encapsulated, properly maintained and in compliance with Environmental Laws); (iii) at no time prior to the Closing have disposed of, transported, stored or Released any Hazardous Materials or any other waste covered by Environmental Laws to, in or at any off-site location or facility in violation of or in a manner which could give rise to liability under any Environmental Law; (iv) have not received in the last three (3) years any written or, to the knowledge of Seller, any oral communication from a governmental authority, citizens group, employee or otherwise, regarding any Environmental Claim, liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under any Environmental Law, except to the extent described on Schedule 3.14; (v) have obtained all environmental approvals and permits required under Environmental Laws and no transfers, additional permits or other governmental authorizations under Environmental Laws will be required to permit Buyer to conduct the Business in full compliance with all applicable Environmental Laws following the Closing Date, as conducted by Seller during the year prior to the Closing Date; (vi) are in compliance with all terms and conditions of such environmental approvals and permits; (vii) are not subject to any Environmental Claim, outstanding order, decree or judgment from any governmental authority with respect to the generation, treatment, storage, presence, disposal, transportation or Release of any Hazardous Material in, on or under any of the Real Property; (viii) there is no Environmental Claim pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Business, or, to the knowledge of Seller, against any Person relating to the Business whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law; (ix) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against

Seller or any of its Affiliates relating to the Business, or, to the knowledge of Seller, against any Person relating to the Business whose liability for any Environmental Claim Seller or any of its Affiliates has or may have retained or assumed either contractually or by operation of law; (x) have not, and, to the knowledge of Seller, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Seller in connection with the Business, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

3.15    TAXES.

        (i) All Tax returns, statements, reports and forms (including estimated tax and information returns and reports) required by any governmental authority to be filed with respect to any Pre-Closing Tax Period by or on behalf of Monterrey (collectively, the "RETURNS") have been or will be filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true, correct and complete in all material respects and correctly reflected the facts regarding the income, business assets, operations, activities and status of Monterrey and any other information required to be shown therein in all material respects; (iii) all Taxes payable by Seller in connection with the Business or the Purchased Assets or by Monterrey, each in respect of any Pre-Closing Tax Period, have been or will be duly and timely paid prior to Closing, except such Taxes, if any, as are being contested in good faith; (iv) all Taxes that are, or were, required to be withheld by Seller in respect of the Business or the Purchased Assets or by Monterrey have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate governmental authority; (v) there is no claim, audit, action, suit, or proceeding in process or now pending against or with respect to Seller in respect of the Business or the Purchased Assets or Monterrey; (vi) Monterrey is not a party to a tax sharing agreement or under any contractual or other obligation to pay any amounts of the type described in the definition of "Tax";
(vii) Monterrey's Tax liability is not determined by reference to any concession, agreement or formal or informal arrangement with any governmental authority that would be affected by the transaction contemplated by this Agreement; (viii) neither Seller nor Monterrey has received any claim from a governmental authority to the effect that the Business or Monterrey has a nexus for Tax purposes in a jurisdiction in which Seller or Monterrey has not paid or withheld Taxes on the ground that it does not have such a nexus; (ix) Monterrey shall not be required to include a material item in income for any period beginning after the Closing Date that is attributable to a transaction or event occurring prior to the Closing Date; and (x) Monterrey is not obligated to make any material payment after the Closing Date that would generally be deductible for Tax purposes but which is not deductible under applicable law.

3.16    ABSENCE OF CERTAIN DEVELOPMENTS.

        Except as set forth on Schedule 3.16 attached hereto, since December 30, 2002, the Business has been carried on in the ordinary course and consistent with past practice and neither Seller nor Monterrey have, with respect to the
Business:

        (a) borrowed any amount or incurred or become subject to any obligations or liabilities (whether absolute or contingent), or given any guarantee or indemnity outside the ordinary course of business, except liabilities incurred in the ordinary course of business;

        (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets used in the Business, except Permitted Liens and Permitted Encumbrances;

        (c) sold, leased, assigned or transferred (including, without limitation, transfers to any employees or Affiliates of Seller and Monterrey) any of the tangible or intangible assets used in the Business (except for inventory sold in the ordinary course of business consistent with past custom and practice) having a value in excess of $250,000 or canceled without fair consideration any debts or claims owing to or held by it in excess of $100,000;

        (d) suffered any theft, damage, destruction or casualty loss to the tangible assets used in the Business, whether or not covered by insurance, having a value in excess of $250,000;

        (e) entered into, amended or terminated any material lease, license agreement, contract, agreement, permit or commitment in connection with the Business other than in the ordinary course of business and in accordance with past custom and practice;

        (f) entered into any substantial transaction with any officer, director or employee thereof or an entity in which any such person has a substantial interest;

        (g) consistent with past practices, entered into any employment contract or collective bargaining agreement, written or oral, or changed in any other material respect employment terms for any employee or made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant (except for annual salary and wage increases and bonuses paid in the ordinary course of business);

        (h) incurred intercompany charges or conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

        (i) made any nonbudgeted capital expenditures (or commitments therefor), other than capital expenditures which are reasonably necessary to allow the Business to operate in accordance with past custom and practice, that aggregate in excess of $250,000;

        (j) entered into any lease of capital equipment or real estate involving rental in excess of $100,000 per annum with a term exceeding two years;

        (k) performed any acts punishable under the Foreign Corrupt Practices Act or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions regarding Monterrey's operations; or

        (l)     agreed to do any of the foregoing.

3.17    ABSENCE OF UNDISCLOSED LIABILITIES.

        Neither Seller nor any of its Affiliates, arising out of or relating to the Business, has any liabilities, whether primary or secondary, direct or indirect, currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following:

        (a) liabilities fully and adequately reflected or reserved against in the latest Financial Statements or otherwise specifically disclosed on
Schedule 3.17;

        (b) liabilities incurred in the ordinary course of business consistent with past custom and practice since the date of the latest Financial Statements; and

        (c)     Excluded Liabilities.

3.18    PRODUCT AND SERVICE WARRANTIES.

        (a) Except as disclosed on Schedule 3.18, each product manufactured by Seller or any of its Affiliates and included in the Net Inventory as finished products held for sale is free of Defects and is in conformity with all applicable contractual commitments, all express and implied warranties and all laws. Except as disclosed on Schedule 3.18, to the knowledge of Seller, each product sold or delivered and each service rendered by Seller or any of its Affiliates primarily in respect of the Business has been in conformity with all applicable contractual commitments, all express and implied warranties, and all laws, and neither Seller nor any of its Affiliates has any liabilities or obligations for replacement or repair thereof or other damages in connection therewith. Except as disclosed on Schedule 3.18, no product sold or delivered or service rendered by Seller or any of its Affiliates primarily in respect of the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, Seller has made available to Buyer copies of the standard terms and conditions of sale for products delivered and services rendered by Seller and its Affiliates primarily in respect of the Business (containing all applicable guaranty, warranty, return and indemnity provisions).

3.19    BROKERAGE FEES.

        There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as of the date hereof as follows:

4.1     BUYER'S ORGANIZATION; POWER; EXECUTION.

        Buyer is a legal entity duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and each of the Transaction Documents has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer in accordance with its terms.

4.2     CONSENTS AND APPROVALS; NO VIOLATION.

        Neither the execution and delivery of this Agreement and the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof shall: (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-laws of Buyer; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) in connection with the Anti-Trust Filings or (b) any consent, approval, authorization or permit required to be obtained by Seller or filing or notification required to be made by Seller in order to transfer title to the Purchased Assets; (iii) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (iv) require any material consent, approval, authorization, or permit under any contract, agreement or commitment between Buyer and a third party.

4.3     LITIGATION.

        There are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Buyer, threatened concerning Buyer or any of its Affiliates with respect to the transactions contemplated hereby.

4.4     FINANCING.

        Buyer has received an executed commitment letter from One Equity Partners addressed to Buyer (the "Equity Commitment Letter"). A true and complete copy of the Equity Commitment Letter has been made available to Seller.

        Buyer has received an executed commitment letter from Wachovia Bank and the other parties thereto, addressed to Buyer (the "Bank Commitment Letter"), and an executed commitment letter from Lehman Brothers and the other parties thereto, addressed to Buyer (the "144A Commitment Letter" and, together with the Bank Commitment Letter, the "Commitment Letters"), whereby the financial institutions parties thereto have agreed, subject to the terms and conditions therein, to provide financing (the debt financing described in the Commitment Letters herein referred to as the "Financing") for the transactions contemplated hereby. True and complete copies of the Commitment Letters have been made available to Seller. Buyer agrees that it will provide Seller with prompt written notice ("Financing Notice") in the event Buyer determines that it will be unable to secure financing on terms consistent with the Commitment Letters. Buyer has cash available that, together with the cash to be lent to Buyer pursuant to the Financing contemplated by the Commitment Letters and the cash from the Equity Commitment Letter, is sufficient to pay in full in cash at Closing the Purchase Price together with all fees and expenses associated with the Closing that are required to be paid by Buyer. As of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be consummated on a timely basis for the transactions contemplated by this Agreement. Buyer represents and warrants that the terms of the Financing set forth in Commitment Letters are terms acceptable to Buyer, subject to Buyer's reasonable satisfaction with the definitive Financing documentation. Buyer shall use best efforts to proceed with the Financing on the terms described in the Commitment Letters (subject to Buyer's reasonable satisfaction with the definitive Financing documentation) to satisfy the lenders' conditions to the Financing and to obtain the proceeds of the Financing and the financing contemplated by the Equity Commitment Letter.

4.5     BROKERAGE FEES.

        Except for fees payable to Lehman Brothers, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.

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                                    ARTICLE V

                              CONDITIONS TO CLOSING

5.1     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

        All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

        (a) The representations and warranties of Seller contained herein shall be accurate, true and correct in all material respects on and as of the Closing Date, except for: (i) representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified; or (ii) breaches and inaccuracies that do not have a Material Adverse Effect.

        (b) Seller shall have performed and complied, and shall have caused its Affiliates to have performed and complied, in all material respects, with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller and its Affiliates at or before the Closing, except for terms, provisions and conditions that do not have a Material Adverse Effect.

        (c) Seller shall have delivered to Buyer a certificate of a Secretary or an Assistant Secretary of Seller enclosing a copy of (i) its certificate of incorporation, as amended, certified by the Secretary of State of the State of Ohio, (ii) its by-laws, and (iii) Board resolutions authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereby.

        (d) No law, governmental regulation, rule, directive or proceeding shall be pending or threatened which would prevent, restrain or prohibit completion of the transactions contemplated hereunder.

        (e) All governmental and/or regulatory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents (including the expiration of any waiting period under the Anti-Trust Filings or any extensions thereof) shall have been fulfilled, and all authorizations, consents or approvals by any governmental authority that are required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained on terms and conditions reasonably satisfactory to Buyer and shall be in full force and effect.

        (f) As of the Closing Date, there has been no Material Adverse Change in the Business.

        (g) Seller shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Transaction Documents, including a Latina Business

                                       31
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Transfer Deed, Monterrey Share Transfer Agreement and Transition Services
Agreement in form and substance reasonably satisfactory to Buyer.

        (h)     [Intentionally omitted.]

        (i) Buyer shall have received a certificate of an officer of Seller, dated the Closing Date, certifying that the conditions set forth in Section 5.1(a) and (b) have been satisfied.

        (j) Buyer shall have received sufficient debt financing to consummate the transactions contemplated hereby pursuant to financing arrangements consistent with those set forth in the Commitment Letters.

        (k) There shall have been duly transferred to Buyer the Material Contacts set forth in Schedule 5.1(k).

5.2     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

        All of the obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

        (a) All representations and warranties made by Buyer in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, Seller shall have waived the same in writing).

        (b) Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing.

        (c) Buyer shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Buyer enclosing a copy of (i) its certificate of incorporation, as amended, certified by the Secretary of State of the State of Ohio, (ii) its by-laws, and (iii) Board resolutions authorizing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.

        (d) No law, governmental regulation, rule, directive, or proceeding shall be pending or threatened which would prevent, restrain or prohibit completion of the transactions contemplated hereunder.

        (e) All governmental and/or regulatory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents (including the expiration of any waiting period under the Anti-Trust Filings or any extensions thereof) shall have been fulfilled, and all authorizations, consents or approvals by any governmental authority that are required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained on terms and conditions reasonably satisfactory to Seller and shall be in full force and effect.

        (f) Seller shall have received the Closing Payment in accordance with Section 2.4.

        (g) Buyer shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Transaction Documents, including a Latina Business Transfer Deed, Monterrey Share Transfer Agreement and Transition Services Agreement in form and substance reasonably satisfactory to Seller.

        (h) Seller shall have received a certificate of an officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 5.2(a) and (b) have been satisfied.

                                   ARTICLE VI

                                CERTAIN COVENANTS

        Seller covenants and agrees with Buyer, and Buyer covenants and agrees with Seller, that during the period from the date hereof to the Closing:

6.1     CONDUCT OF BUSINESS.

        From the date hereof to the Closing Date, except as otherwise permitted by this Agreement or consented to by Buyer in writing, Seller agrees to, and shall cause its Affiliates to, run the Business in the ordinary course consistent with past practice and in compliance with applicable law. Seller shall, and shall cause its Affiliates to:

        (a)     keep available the services of the Business' present employees;

        (b) preserve the Business' business relationships to the end that the Business' goodwill and going business shall be unimpaired at the Closing;

        (c) maintain in effect all material Intellectual Property Rights consistent with past practices and protect the confidentiality of trade secrets, proprietary information and other confidential information of the Business;

        (d) maintain all structures, equipment and other tangible personal property of the Business in their present repair, order and condition, except for depletion and ordinary wear and tear;

        (e) not permit or allow any of the Purchased Assets to be subjected to any lien or encumbrance (except any Permitted Lien or Permitted Encumbrance);

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

        (f) not sell, lease, mortgage, pledge, transfer or otherwise dispose of any of the Purchased Assets, except for inventory sold or otherwise disposed of in the ordinary course consistent with past practice;

        (g) cause Monterrey not to make any material tax elections or settle any material tax audits or proceedings that have a Material Adverse Effect on the Business, the Purchased Assets or Monterrey;

        (h) perform its obligations in all material respects under agreements, contracts and other documents relating to or affecting the Purchased Assets, Monterrey or the Business;

        (i) maintain its books of account and records in the usual and ordinary manner, in accordance with past practice;

        (j) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Purchased Assets or the conduct of the Business;

        (k) cause Monterrey not to make any capital contributions to, or material investments in, any other Person;

        (l) not adopt, grant, extend, amend, vary, terminate or increase the rate or terms of any compensation, bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any officers or employees or former officers or former employees of the Business, except (i) increases required by any applicable law, rule or regulation, (ii) increases in the ordinary course of business, (iii) amounts contemplated in Section 8.10 of this Agreement, and (iv) changes initiated by one or more of Seller's Affiliates that also affect any of the Employees;

        (m) not make any material change in any of its present accounting methods and practices other than changes in the ordinary course of business;

        (n) cause Monterrey not to declare, pay or set aside for payment any dividend or distribution in kind, except as disclosed to Buyer; or

        (o) not modify any rights attaching to any shares in Monterrey or create, issue, redeem or repurchase any shares or grant or agree to grant any option over any shares or uncalled capital of Monterrey.

6.2     NO UNDUE INTERFERENCE.

        From the date hereof to the Closing Date, except as otherwise permitted by this Agreement or consented to by Seller in writing, Buyer shall not interfere with the Purchased Assets, Business or Employees in any inappropriate or undue manner other than as permitted under Section 6.5(c) hereof.

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

6.3     DISCLOSURE.

        Seller shall give prompt notice to Buyer of (a) any notice received by Seller or any of its Affiliates subsequent to the date of this Agreement and prior to the Closing Date of (or other communication relating to, or the occurrence of) any default under any Material Contract to which Seller or any of its Affiliates either is a party or by or to which the property of the Business is bound or subject, (b) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated hereby and (c) any development that would render any statement, representation or warranty of Seller in this Agreement (including the Disclosure Schedules) inaccurate or incomplete in any material respect.

6.4     PUBLICITY.

        No party to this Agreement shall originate, and Seller shall cause its Affiliates not to originate, any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party, whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law; PROVIDED that in such event, the party issuing same shall still be required to consult with the other party, whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof. If Buyer, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission ("SEC"), then Buyer, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by Seller or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by Seller or its counsel.

6.5     THIRD PARTY CONSENTS; REGULATORY APPROVALS; ACCESS.

        Subject to any obligation imposed by law, regulation or governmental authority, including, without limitation, all anti-trust and competition laws and regulations:

        (a) Each of Seller and Buyer shall cooperate, and use its reasonable efforts, to make filings and obtain consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement as soon as reasonably practical following the date hereof. Seller shall notify and consult with the works council or trade union in any relevant jurisdiction in relation to the matters contemplated by this Agreement. In addition to the foregoing, Buyer agrees, subject to any overriding obligations of confidentiality, to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate either Seller or Buyer to make any payment to any third party or to agree to any material variation or termination of any existing agreement or arrangement in order to obtain the consent or approval of such third party or to transfer any contract in violation of its terms.

        (b) Seller and Buyer shall promptly file any additional information properly requested by any competent regulatory authority whose consent has been requested to the transactions contemplated hereby as soon as practical after receipt of any proper request for additional information. The parties shall use their reasonable efforts to obtain early termination of the applicable waiting period, to the extent required, with the applicable regulatory authorities. The parties hereto will coordinate and cooperate with one another in providing such reasonable assistance as may be requested in connection with such filings. Buyer agrees to pay the fees associated with any filings made with any regulatory authority.

        (c) Seller shall give Buyer and its accountants, legal counsel and other representatives reasonable access, for the sole purpose of allowing Buyer to consummate the transactions contemplated hereby, during normal business hours and without undue interruption of the Business throughout the period prior to the Closing, to all of the properties, books and records relating to the Business as permitted by applicable laws, and will furnish, at Seller's expense, Buyer, its accountants, legal counsel and other representatives during such period all such information concerning the affairs of the Business as Buyer may reasonably request. Buyer will hold in confidence all information so obtained.

6.6     NO-SHOP.

        Neither Seller, nor any of its Affiliates, nor any of their respective officers, directors, employees, shareholders, agents, or representatives shall
(i) enter into any written or oral agreement or understanding with any Person (other than Buyer) regarding Another Transaction (as defined below); (ii) enter into or continue any negotiations or discussions with any Person (other than Buyer) regarding the possibility of Another Transaction (as defined below);
(iii) provide any non-public financial or other confidential or proprietary information regarding Seller, Monterrey or the Business (including this Agreement and any other financial information, projections or proposals regarding Seller, Monterrey or the Business) to any Person (other than Buyer) who Seller knows, or has reason to believe, would have any interest in participating in Another Transaction; or (iv) otherwise take any action to encourage, solicit, initiate or facilitate Another Transaction. As used herein, the term "ANOTHER TRANSACTION" means (x) the sale of the Business or all or substantially all of the Purchased Assets, other than the sale of inventories in the ordinary course consistent with past practice, or (y) the sale (whether by sale of stock, merger, consolidation or otherwise) of any of the voting securities of Seller or Monterrey. Seller represents that neither it nor any of its Affiliates is a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement.

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

6.7     INTER COMPANY AGREEMENTS.

        Seller and its Affiliates shall ensure that any intercompany agreements relating to the Purchased Assets and the assets owned by Monterrey are canceled prior to Closing.

6.8     TRADEMARK CANCELLATION.

        Seller will cooperate with Buyer in filing appropriate documents to cancel all "registered user" filings worldwide that are in favor of Affiliates of Seller, other than Monterrey.

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

        Seller covenants and agrees with Buyer, and Buyer covenants and agrees with Seller, that during the period commencing after Closing:

7.1     USE OF ETHICON ENDO-SURGERY NAME AND TRADEMARKS.

        (a) Buyer covenants that, except as hereinafter set forth in paragraph (b) below, neither Buyer nor any of its Affiliates shall use in any manner any trademark of Seller or any of its Affiliates (other than trademarks transferred to Buyer pursuant to this Agreement), including, without limitation, the names "Ethicon Endo-Surgery" or "Johnson & Johnson" or "Johnson & Johnson Medical" or J&J", or any similar name or derivative thereof.

        (b) Seller shall grant, and shall cause its Affiliates to grant, to Buyer (and any successors thereto or assigns thereof with Seller's prior written consent) without charge the non-exclusive worldwide right to use the trademarks currently used in the Business as of the Closing Date (other than trademarks transferred to Buyer pursuant to this Agreement) solely to the extent that such trademark appears on any finished goods, packaging materials, product literature, printed forms and other supplies in the inventory of the Business conveyed pursuant hereto (collectively the "SELLER TRADEMARKED ITEMS") until the earlier of (i) the depletion of such Seller Trademarked Items or (ii) twelve
(12) months from the Closing Date (the "EXPIRATION PERIOD"). When the Expiration Period expires, Buyer is responsible for the destruction and disposal of any remaining Seller Trademarked Items bearing the name or trademark of Seller and its Affiliates then in Buyer's possession or returned to Buyer after the Expiration Period. Buyer and its Affiliates hereby agree to indemnify Seller and its Affiliates from and against any and all Damages incurred in connection with, or liabilities resulting from, such permitted use in this Section 7.1(b).

        (c) For a period of up to three (3) years after the Closing Date, Seller shall provide to Buyer the necessary information and original registration certificates to permit Buyer at its expense to effect and perfect the transfer of the registrations of the Patents, Trademarks and Domain Names included in the Transferred Intellectual Assets to Buyer or its Affiliates. After such period, Seller shall have no further obligation hereunder.

7.2     USE OF JELCO(R) NAME AND TRADEMARKS DURING TRANSITION PERIOD.

        (a) Seller covenants that, except as hereinafter set forth in paragraph (b) below, neither Seller nor any of its Affiliates shall use in any manner any trademarks transferred to Buyer pursuant to this Agreement.

        (b) Buyer hereby grants to Seller and its Affiliates without charge the non-exclusive worldwide right to use the trademarks transferred to Buyer pursuant to this Agreement during the term of the Transition Services Agreement solely to the extent required by Seller and its Affiliates to provide the services described therein to Buyer and its Affiliates. Seller and its Affiliates hereby agree to indemnify Buyer and its Affiliates from and against any and all Damages incurred in connection with, or liabilities resulting from, such permitted use in this Section 7.2(b).

7.3     BOOKS AND RECORDS; ACCESS.

        Seller agrees to deliver, or cause to be delivered, to Buyer as soon as practical after the Closing, all material books and records of Monterrey and all other documents exclusively related to the Business as permitted by applicable laws. Seller will permit Buyer and its duly authorized representatives access during normal business hours (upon 24 hours written notice to Seller) to all contracts, books, records and other data relating to Monterrey, the Purchased Assets and Assumed Liabilities conveyed and assumed at the Closing to the extent that such books and records were not delivered to Buyer. Buyer will permit Seller and its duly authorized representatives access during normal business hours (upon 24 hours written notice to Buyer) to all contracts, books, records and other data relating to Monterrey, the Purchased Assets and Assumed Liabilities conveyed and assumed at the Closing to the extent permitted by applicable laws and to the extent such books and records were delivered to Buyer. Such access by Buyer or Seller, as the case may be, is to be allowed until the later to occur of the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and data pertain, or seven years from the year to which such books, records and data pertain; PROVIDED that such access shall not unduly interfere with the business and affairs of the party or applicable Affiliate permitting such access. In addition, Seller agrees that Buyer and its authorized representatives may, at Seller's cost and expense, make copies of those books and records (or redacted portions thereof) that relate primarily to the Business, including the customer lists and pricing information for products of the Business. Buyer will cooperate with Seller, and Seller will cooperate with Buyer, with respect to any tax examinations, audits, contests or other tax proceedings, relating to the Business. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance.

7.4     INSURANCE.

        As of the Closing Date, the coverage under all insurance policies related to the Business, other than insurance policies maintained by Monterrey, shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or the Business. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Business, other than insurance policies maintained by Monterrey, commencing on the Closing Date and agrees not to seek, through any means, to benefit from any of Seller's or its Affiliates' insurance policies, other than insurance policies maintained by Monterrey, which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

7.5     PAYMENTS FROM THIRD PARTIES.

        In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

7.6     RETURNED GOODS.

        For a period that is the greater of 180 days after the Closing Date or, with respect to any country, the period after the Closing that Seller or its Affiliates have agreed to provide sales and distribution services pursuant to the Transition Services Agreement, Buyer agrees to adhere to the returned goods policy attached hereto as Schedule 7.6 with respect to all Products of the Business received from customers, whether sold by Buyer or Seller, to the extent any such returned Product has the name or trademark of Seller or any of its Affiliates on it. Any return of any Products of the Business sold before the Closing and returned within the periods referred to above to Buyer or Seller (or an Affiliate thereof) in accordance with Seller's returned goods policy shall be for the account of Seller; provided that, if any such Product is returnable to finished goods and can be resold, then the amount chargeable to Seller shall be net of the inventory cost. Buyer shall submit any such request for credit to Seller, and there is no right of offset of any other obligation owed to Seller.

7.7     PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES.

        (a) Buyer shall cause Monterrey to prepare and timely file all Returns of Monterrey for the Straddle Period. Buyer shall pay or cause Monterrey to pay all Taxes shown to be due and payable thereon. Not less than forty-five (45) business days prior to the due date for filing any Return of Monterrey (taking into account any applicable extensions) for any Straddle Period, Buyer shall deliver a copy of such Return to Seller for its review and comment thereon. Buyer and Seller shall make good faith efforts to agree on such calculation. Seller shall pay directly to Buyer Seller's portion of the Taxes shown to be due on any Return for any Straddle Period as determined under paragraph (b) below within ten (10) business days prior to the due date for the filing of such Return.

        (b) For purposes of calculating the Taxes imposed which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer, assignment or distribution of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Closing Date, and (ii) in the case of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

        (c) From the Closing Date until January 1, 2004, Buyer and its Affiliates shall not cause (i) Monterrey to declare, and Monterrey will not pay, a cash or in-kind distribution of any kind, and (ii) Monterrey to sell assets outside of the ordinary course of its business if such sale would materially increase Monterrey's earnings and profits as calculated for U.S. tax purposes.

7.8     NO USE.

        Seller agrees not to use any of the Transferred Intellectual Assets after the Closing Date except as specifically provided herein or in the Transition Services Agreement.

7.9     CONFIDENTIALITY.

        Seller covenants and agrees that for the period commencing on the Closing Date and ending on the fifth anniversary thereof neither it nor any of its Affiliates shall divulge or make use of any Confidential Information other than to disclose such Confidential Information to Buyer and/or its Affiliates. This Section 7.9 sets forth the entire agreement and understanding of Seller and Buyer in respect of confidentiality and non-competition.

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

                                  ARTICLE VIII

                                    EMPLOYEES

8.1     MANUFACTURING FACILITY EMPLOYEES; OFFER OF COMPARABLE EMPLOYMENT.

        (a) At the Closing, Buyer shall employ each Manufacturing Facility Employee and provide each such Employee with Comparable Employment (as defined below).

        (b) With respect to any Employee that is not a Manufacturing Facility Employee, within the 45-day period after the date of this Agreement, Buyer will have the option of interviewing and making an offer of Comparable Employment in writing to such Employees (each, a "SELECTED EMPLOYEE"). While Seller will fully cooperate with Buyer to assist Buyer to hire and retain the services of all Selected Employees, Buyer acknowledges and agrees that the Selected Employee has the final decision whether to transfer with the Business. Any Selected Employee who does not receive a written offer of employment from Buyer in such 45-day period shall be free to look for and, subject to Section 8.10, accept another position with Seller or its Affiliates in the Johnson & Johnson Family of Companies (each, a "RELEASED EMPLOYEE").

        (c) For the purposes of this Article VIII, "COMPARABLE EMPLOYMENT" shall mean a position that has a substantially similar job description and total financial compensation, and that provides benefits that are substantially similar in the aggregate to the position that such Employee had immediately prior to the Closing and recognizes all service with Seller and its Affiliates.

8.2     CONTINUING EMPLOYMENT.

        (a) With respect to Manufacturing Facility Employees in the Southington Facility as of the Closing Date (each a "SOUTHINGTON EMPLOYEE"), Buyer agrees that, except for any Southington Employee whose employment is terminated voluntarily by such Employee, for failure to perform or otherwise "for cause", any Southington Employee terminated by Buyer in the period between the Closing Date and the first anniversary of the Closing Date shall receive from Buyer severance benefits of no less coverage or aggregate benefit (recognizing all service with Seller and Buyer and their respective Affiliates) than the greater in value of (i) the Southington Severance Benefits, (ii) such then-current severance benefits in effect under Buyer's severance plan at such time, or (iii) severance benefits required to be paid by law.

        (b) With respect to Continuing Employees, prior to the Closing Date, Seller shall retain the right to continue its compensation practices in the normal course of business consistent with past practice. After the Closing Date, Buyer agrees to maintain and continue such generally Comparable Employment for each Continuing Employee for a period of at least two years following the Closing Date, except for any such Employee whose employment is terminated voluntarily by such Employee or for failure to perform or otherwise "for cause." Notwithstanding the foregoing, Buyer may terminate a Continuing Employee in the period between the Closing Date and the second anniversary of the Closing Date; PROVIDED that in each case, the Continuing Employee so terminated shall receive from Buyer the greater of (a) base salary or wage and benefits for the period between the date of termination through the end of that two year period, or (b) severance benefits of no less coverage or aggregate benefit (recognizing all service with Seller and Buyer and their respective Affiliates) than the greater in value of (i) those severance benefits (including the continuation of medical and dental insurance coverage at the same premium cost as was applicable during active employment with Seller) which such Employee would have received under Seller's severance plan in effect immediately prior to the Closing, (ii) such then-current severance benefits in effect under Buyer's severance plan at such time or (iii) severance benefits required to be paid by law.

8.3     BENEFITS.

        Unless otherwise specified in this Article VIII, each Continuing Employee will be covered under the employee benefit plans of Buyer available to other employees of Buyer who are employed in similar categories of employment. Buyer shall offer each non-union Continuing Employee the opportunity, as of the Closing Date, to participate in all of Buyer's employee benefit plans for which each such Employee would be eligible under the guidelines for such plans. Nothing contained in this Article VIII shall be construed as requiring Buyer to adopt or continue any specific employee benefit plans or to offer employment to any Selected Employee. Prior to Closing, Buyer shall, to the extent practical, provide to Seller summaries of the material terms and conditions of and guidelines for Buyer's employee benefit plans (including, to the extent applicable, medical and dental insurance plans, life insurance plan, pension plan, savings plan, short-term and long-term disability plans, employee stock ownership plan, vacation plan and severance or termination plan). For vesting and eligibility purposes under all of Buyer's employee benefit plans, all Continuing Employees and Dedicated European Employees shall be given full credit for all service with Seller, Seller's Affiliates or Seller's former Affiliates. In addition to such recognition of all such prior service for purposes of vesting and eligibility, all Continuing Employees and Dedicated European Employees shall be given credit for such prior service for purposes of (i) accrual of severance benefits and (ii) accrual of vacation benefits. Schedule
8.3 hereto lists all periods of service of a Continuing Employee with Seller, Seller's Affiliates or Seller's former Affiliates, and Buyer shall be entitled to rely on such Schedule 8.3 for the purposes of determining periods of prior service under this Section 8.3.

8.4     MEDICAL BENEFITS REQUIREMENTS.

        Buyer agrees that in complying with the benefit requirements set forth in this Article VIII: (a) Buyer shall cause its employee benefit plans to waive
(i) any pre-existing condition or restriction which was waived under the terms of any analogous Plan of Seller immediately prior to the Closing and (ii) any waiting period limitation which would otherwise be applicable to a Continuing Employee on or after the Closing, to the extent such Continuing Employee had satisfied any similar waiting period limitation under an analogous Plan of Seller prior to the Closing, and (b) all expenses incurred by Continuing Employees in 2003 prior to the Closing Date for deductible amounts or

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maximum out-of-pocket amounts for 2003 under Seller's comprehensive medical/dental benefit plan will be applied towards and reduce, on a dollar for dollar basis, any such amounts under Buyer's analogous plan(s).

8.5     2003 VACATION.

        If after deduction of vacation time actually taken by a Continuing Employee in 2003, such Employee would be entitled to more vacation time in 2003 under Seller's vacation policy, such Employee shall be entitled to such excess vacation time without pay. Seller agrees to pay each Employee for all accrued and unused vacation pro rata through the Closing Date as set forth in Schedule
8.5 hereto.

8.6     SELLER OBLIGATIONS FOR PRE-EXISTING BENEFITS CLAIMS.

        Employees who have vested rights or entitlement to benefits under any of the benefit plans of Seller or its Affiliates shall remain entitled to receive such benefits from Seller or its Affiliates in accordance with the terms of such plans ("Covered Employees"). Seller and its Affiliates remain responsible for death claims based on death occurring on or before the Closing Date and for medical and dental claims for services rendered to Covered Employees and their eligible dependents on or before the Closing Date as well as any benefits available to and elected by Covered Employees under the extension of benefits provisions of Seller's (and to the extent applicable, its Affiliates') benefit plans. Covered Employees receiving short- or long-term disability benefits as of the Closing Date shall, to the extent provided under the benefit plans of Seller (and to the extent applicable, its Affiliates), remain the responsibility of Seller until the end of their disability period.

8.7     SELLER RESPONSIBILITY FOR PRE-CLOSING EMPLOYEE CLAIMS.

        It is understood and agreed that except as expressly set forth in this
Article VIII, Buyer shall not assume (a) any liability for pension plan benefits or under any employee benefit plan sponsored by Seller (or any of its Affiliates) that may be owing to any Employee as a result of his or her employment with Seller (or any of its Affiliates) or (b) any other obligation or liability of Seller (or any of its Affiliates) (i) to any present or former employee of Seller (or any of its Affiliates) arising as a result of his employment with Seller (or any of its Affiliates), including, without limitation, compensation, vacation, severance or termination pay, or (ii) otherwise arising from Seller's employer-employee relationship with the Employees.

8.8     DEDICATED EUROPEAN EMPLOYEES.

        (a) Notwithstanding the foregoing, due to European law, the provisions of this Article VIII shall not be applicable to any European employees of the Business. All employees dedicated to the Business in Europe are listed on Schedule 8.8 hereto (each, a "DEDICATED EUROPEAN EMPLOYEE"). The Dedicated European Employees shall be automatically transferred as of the Closing Date to Buyer while retaining their current employment conditions, by virtue of and in accordance with applicable laws, including

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the EU (European Union) Council Directive 2001/23/EC on the Transfer of
Undertakings and the implementation of this EU Directive into the local jurisdictions of the various EU member states.

        (b) Any costs relating to the termination by Buyer of any Dedicated European Employees shall be borne by Buyer and Buyer hereby indemnifies Seller and its Affiliates from any and all costs relating to any such termination of any Dedicated European Employee.

8.9     TERMINATION OF EMPLOYEES AFTER CLOSING.

        For the avoidance of doubt, in the event that Buyer or Monterrey terminate any Employee after the Closing Date, it is expressly agreed by Buyer that it will be the only party responsible for payment of severance and all other related costs and expenses associated therewith, and Buyer hereby indemnifies Seller and its Affiliates from any claim, liability, judgment, lawsuit, cost or expenses, including attorney fees, incurred by Seller or its Affiliates in connection therewith.

8.10    TRANSITION AND RETENTION.

        Seller and Buyer shall identify certain employees of Seller and its Affiliates to be offered an incentive (as described in such offer) to remain with the Business until the Closing Date (each such employee, a "TRANSITION EMPLOYEE"). Notwithstanding Sections 8.1 and 8.8 above, Seller agrees not to release from employment any Released Employee who is also a Transition Employee until the Closing Date except (a) for any such Employee whose employment is terminated for failure to perform or otherwise "for cause", (b) where required by law or (c) Seller receives the prior written approval of Buyer. Buyer shall fund all such retention incentives.

                                   ARTICLE IX

                                   TERMINATION

9.1     BUYER TERMINATION.

        This Agreement may be terminated by Buyer: (a) at any time prior to the Closing, if (i) Seller or any of its Affiliates shall have failed to comply with any of Seller's covenants or agreements contained in this Agreement, or (ii) any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made; and such failure or such representation or warranty has a Material Adverse Effect as of the Closing, and Buyer shall have given Seller a reasonable opportunity to cure any such failure to so comply before the Closing; (b) at the Closing, if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been fulfilled; or (c) if the Closing shall not have occurred on or before September 30, 2003.

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

9.2     SELLER TERMINATION.

        This Agreement may be terminated by Seller: (a) at any time prior to the Closing, if (i) Buyer shall have failed to comply with any of its covenants or agreements contained in this Agreement, (ii) if any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate in any material respect when made; and such failure would adversely affect the ability of Buyer in any material respect to consummate the transactions contemplated hereby, and Seller shall have given Buyer a reasonable opportunity to cure any such failure to so comply before the Closing or (iii) Buyer shall have delivered to Seller a Financing Notice within the then preceding five business days; (b) at the Closing, if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been fulfilled; or (c) if the Closing shall not have occurred on or before September 30, 2003.

9.3     LIMITATION ON TERMINATION.

        Notwithstanding the foregoing, neither Buyer pursuant to Section 9.1 nor Seller pursuant to Section 9.2 shall be entitled to terminate this Agreement if such party or any Affiliate of such party is in material breach of this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION

10.1    SURVIVAL.

        All representations and warranties herein shall survive the Closing until the date eighteen (18) months from the Closing Date, and shall then expire and be of no force or effect; PROVIDED, HOWEVER, that (i) the representations and warranties in Section 3.1 - Organization, Good Standing and Authority,
Section 3.2 - Monterrey, and Section 3.3 - Title to Property shall survive forever after the Closing Date; (ii) the representations and warranties in
Section 3.14 - Environmental Conditions shall survive until the date three (3) years from the Closing Date; and (iii) the representations and warranties in
Section 3.15 - Taxes shall survive until the expiration of the applicable statute of limitations plus sixty (60) days (the representations and warranties set forth in clauses (i), (ii) and (iii) of this Section 10.1 are collectively referred to herein as the "EXCLUDED REPRESENTATIONS AND WARRANTIES").

10.2    INDEMNIFICATION BY SELLER.

        After the Closing Date, Seller agrees to indemnify and hold harmless Buyer and Monterrey and each of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, representatives, successors and authorized assigns (the "BUYER INDEMNITEES") against and from any and all Damages which any Buyer Indemnitee may incur or suffer which arise out of or result from (i) the breach of

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

any representation or warranty made by Seller in this Agreement or made by Seller or any of its Affiliates in any of the other Transaction Documents; PROVIDED that for purposes of this clause (i), if any such representation or warranty contained herein is qualified (either directly or by the use of the defined term "Material Adverse Change" or "Material Adverse Effect") by the word "material" (or by any word formed from such word), then such representation and warranty will in all respects be construed as if the word "material" (and such words formed therefrom) were not included in such representation or warranty or included in the definition of "Material Adverse Change" or "Material Adverse Effect", (ii) the breach or nonperformance of any covenant, obligation or agreement made or incurred by Seller in this Agreement or made or incurred by Seller or any of its Affiliates in any of the other Transaction Documents, (iii) Environmental Claims as are made within three (3) years of the Closing Date and
(iv) the Excluded Liabilities. Notwithstanding that a claim for Damages falls into multiple categories of this Section 10.2, Seller shall only be required to indemnify a Buyer Indemnitee one time only.

10.3    INDEMNIFICATION BY BUYER.

        After the Closing Date, Buyer agrees to indemnify and hold harmless Seller and any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, representatives, successors and authorized assigns (the "SELLER INDEMNITEES") against and from any and all Damages which any Seller Indemnitee may incur or suffer which arise out of or result from (i) the breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach or nonperformance of any covenant, obligation or agreement made or incurred by Buyer in this Agreement or made or incurred by Buyer or any of its Affiliates in any of the other Transaction Documents and (iii) the Assumed Liabilities. Notwithstanding that a claim for Damages falls into multiple categories of this Section 10.3, Buyer shall only be required to indemnify a Seller Indemnitee one time only.

10.4    SCOPE OF SELLER'S LIABILITY.

        Indemnification shall not be available to the Buyer Indemnitees for Claims under Section 10.2(i), 10.2(ii) and 10.2(iii) until the aggregate amount of Damages due to the Buyer Indemnitees under such Sections exceeds $1,000,000.00 (the "THRESHOLD AMOUNT"), and then only for the amount in excess of the Threshold Amount, except with respect to any Claim resulting from or relating to (a) any breach of the Excluded Representations and Warranties or (b) the breach or nonperformance of any covenant, obligation or agreement made or incurred by Seller in the Transition Services Agreement, in each case, to which the Threshold Amount shall not apply. Seller's maximum aggregate liability for Damages to the Buyer Indemnitees for Claims under the Transaction Documents (other than for Claims under Section 10.2(iv)) shall not exceed twenty five percent (25%) of the Purchase Price. Seller shall have no liability or obligation to indemnify Buyer with respect to the misrepresentation of any representation or breach of any warranty based on any facts set forth in the Disclosure

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

Memorandum or the written materials delivered to Buyer in connection with the Management Presentation.

10.5    CLAIMS.

        Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article X (the "INDEMNIFIED PARTY") shall give prompt notice to the other party (the "INDEMNIFYING PARTY") of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a "CLAIM") under this Article X may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party's obligations under this Article X, except to the extent the Indemnifying Party is prejudiced by such failure.

10.6    DEFENSE OF ACTIONS.

        The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same, and the Indemnified Party will fully cooperate in such defense; PROVIDED that the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

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10.7    LIMITATION, EXCLUSIVITY.

        No Claim pursuant to Section 10.2(i) or 10.2(iii) shall be made or have any validity unless the Buyer Indemnitee shall have given written notice of such Claim to Seller prior to the expiration of the applicable survival period, if any, set forth in Section 10.1 for such Claim. Except for Claims alleging fraud or actions for injunctive relief or other equitable remedies, this Article X provides the exclusive means by which an Indemnified Party may assert Claims and
Section 11.12 provides the exclusive means by which an Indemnified Party may bring actions against an Indemnifying Party with respect to such Claims.

10.8    INDEMNIFICATION FOR BROKERAGE CLAIMS.

        Seller and Buyer shall mutually indemnify the other against any claim for brokerage or like commission arising from its conduct or alleged conduct.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1    NO RELIANCE BY BUYER; OWN DUE DILIGENCE.

        Buyer is relying on its own investigation, examination and valuation of the Purchased Assets in effecting the transactions covered by this Agreement.

11.2    FORWARD-LOOKING STATEMENTS.

        (a) In connection with Buyer's investigation of the Business, Buyer has received from Seller various forward-looking statements regarding the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the "Forward-Looking Statements"). Buyer acknowledges and agrees (i) there are inherent uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties;
(iii) Buyer is taking full responsibility for making its own investigation, examination and evaluation of the Business and has employed outside professionals to assist it with the foregoing; (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) it is not relying on any Forward-Looking Statement in any manner whatsoever, and (vi) with respect to the foregoing, Buyer shall have no claim against Seller with respect thereto.

        (b) Seller makes no representation or warranty with respect to the reasonableness of the assumptions underlying any Forward-Looking Statement.

        (c) Seller makes no representation or warranty with respect to any Forward-Looking Statement made (a) in the Descriptive Memorandum, (b) in the Data Room, (c) in the Management Presentation, (d) in any supplemental due diligence information

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

provided to Buyer, (e) in connection with Buyer's discussions with management of the Business, (f) in negotiations leading to this agreement, or (g) in any other circumstance.

11.3    "TO THE KNOWLEDGE."

        "To the knowledge of Seller" or other references to the knowledge or awareness of Seller mean the actual knowledge of those individuals set forth on
Schedule 11.3.

11.4    WAIVERS.

        At any time and from time to time prior to the Closing, the parties hereto may by written agreement signed by both parties, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement, or (b) waive any inaccuracy in any representation, warranty or statement of any party hereto.

11.5    MODIFICATIONS AND AMENDMENTS.

        This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

11.6    ASSIGNABILITY AND GOVERNING LAW.

        This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. This Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto which will not be unreasonably withheld, except that Buyer may assign its rights and obligations (i) to one or more of its wholly-owned subsidiaries (including any subsidiaries that may be organized subsequent to the date hereof), (ii) in connection with a merger or consolidation involving Buyer or other disposition of all or substantially all of the assets or any of the divisions of Buyer or (iii) to any lender providing financing to Buyer or any of its Affiliates for collateral security purposes, and any such lender may exercise all of the rights and remedies of Buyer hereunder; PROVIDED that no such assignment shall in any manner limit or impair Buyer's obligations hereunder. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state.

11.7    NOTICES.

        Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered personally, or sent by postpaid registered or certified mail, or by fax:

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        if to Seller, addressed to:

        Ethicon Endo-Surgery, Inc.
        4545 Creek Road
        Cincinnati, Ohio 45242-2839
        Attention: Vice President; New Business Development
        Fax No. (523) 337-8190

        With a copy to:

        General Counsel
        Johnson & Johnson
        Attention: Associate General Counsel, Corporate
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933
        Fax No. (732) 524-2788

        and if to Buyer, to:

        Medex, Inc.
        6250 Shier-Rings Road
        Dublin, OH 43016-1295
        Attention: Dominick Arena and Charles J. Jamison
        Fax Nos.: (614) 791-5560 and (614) 791-5464

        With a copy to:

        Winston & Strawn
        35 West Wacker Drive
        Chicago, IL 60601
        Attention: Steven J. Gavin, Esq.
        Fax No.: (312) 558-5700

        With a copy to:

        Calfee, Halter & Griswold LLP
        1650 Fifth Third Center
        21 E. State Street
        Columbus, Ohio 43215
        Attention: Douglas S. Morgan, Esq.
        Fax No.: (614) 621-0010

or to such other address for either party as such party shall hereafter designate by like notice.

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11.8    HEADINGS.

        The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

11.9    COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

11.10   ENTIRE AGREEMENT.

        Before signing this Agreement, the parties have had numerous conversations, including, without limitation, preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Confidentiality Agreement entered into between the parties, the Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement or any of the other Transaction Documents is intended by either party to be legally binding. Each of the parties acknowledges that in deciding to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement or any of the other Transaction Documents.

11.11   PAYMENT OF EXPENSES.

        Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

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11.12   ARBITRATION.

        (a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity hereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution by arbitration pursuant to the Rules for Non-Administered Arbitration of International Disputes then followed by the CPR Institute for Dispute Resolution, or successor ("CPR"), except when those rules conflict with these provisions, in which case these provisions will control. The arbitration will be held in New York, New York.

        (b) The panel shall consist of three arbitrators. Each party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The third arbitrator, who shall serve as chair of the arbitral tribunal, shall be selected by the two party-appointed arbitrators within twenty (20) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall, upon the request of either party, be appointed by CPR in accordance with the procedures set forth herein. Each arbitrator shall be a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or a judge of a court of general jurisdiction. In addition, each arbitrator shall be neutral, independent, disinterested, and impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the American Arbitration Association. There shall be no EX PARTE communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

        (c) The parties shall meet with the arbitrators within twenty (20) days of selection of the third arbitrator and agree at that meeting or before upon procedures for discovery and the hearing, which procedures will result in the hearing being concluded within no more than 9 months after selection of the third arbitrator and in the award being rendered within 60 days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing.

        (d) In the event the procedures set forth in paragraph (b) above fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

        (e) In the event the parties cannot agree upon procedures for discovery and the hearing that comport with the schedule set forth in paragraph
(c) above, then the arbitrators shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph (c) schedule. The arbitrators shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may

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be met without difficulty. Absent (i) an agreement of the parties or (ii) good cause shown by either party, the arbitrators shall not allow more than a total of ten days (with at least five days reserved for each side) for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, 20 individual requests for admission and/or 20 interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

        (f) The arbitrators must render their award by application of the substantive law of New York. The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at any deposition and the hearing shall be made and shall, upon request, be made available to either party. The arbitrators shall have the power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance, and no award shall be overturned by reason of such ruling on evidence. Except as otherwise required by law, or as necessary to confirm or enforce any arbitration award or judgment, the arbitration hearing and award will be maintained in confidence.

        (g) The United States District Court for the District in which the arbitration is held may enter judgment upon any award. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, and the entry of judgment on any award. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter and enforce any award and provide the same relief as specified herein.

        (h) In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the award or decision may be reviewed by a three-arbitrator panel (the "Appeal Tribunal") selected pursuant to the selection procedures specified in paragraph (b) above. An award for less than $5 million in damages and not including equitable relief, or which neither rejects a claim in excess of that amount or for that relief, may be vacated, modified or corrected only pursuant to the Federal Arbitration Act. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Tribunal arbitrator shall be selected unless he or she can commit to rendering a decision within thirty (30) days following oral argument as provided in this paragraph (h). Any such review must be initiated within thirty (30) days following the date the court declines the expanded review specified in paragraph (g) above. In the event timely review is sought, the Appeal Tribunal will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearing is held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly. The Appeal Tribunal will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the

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review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. Oral argument shall take place within two (2) months after the award is handed down, and the Appeal Tribunal shall render a decision within thirty (30) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

        (i) Each party has the right before or, if the arbitrators cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm or injury, maintain the STATUS QUO, or preserve the subject matter of the arbitration.

        (j)     EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY
JURY.

        (k) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

        (l) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

        (m) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND COSTS FROM THE OTHER.

11.13   ADDITIONAL PURCHASE PRICE ADJUSTMENT.

        The parties agree to adjust the Purchase Price by an amount equal to fifty (50) percent of any Taxes borne by Buyer pursuant to Section 2.7 other than value added Tax or any substantially equivalent Tax (such amount, the "Additional Purchase Price Adjustment"). The Additional Purchase Price Adjustment shall be calculated on an after-tax basis (taking into account tax deductions or credits available in any jurisdiction in which the Taxes borne by Buyer pursuant to Section 2.7 are deductible or creditable) as described in this
Section 11.13.

        (a) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller for its review and comment a statement in the form of Schedule 11.13 setting forth (i) all Taxes paid or accrued by Buyer pursuant to Section 2.7, less (ii) the reasonably expected value of any deductions, accruals or credits to be realized by Buyer in respect of such Taxes.

        (b) Buyer and Seller shall make good faith efforts to agree to the amount of the Additional Purchase Price Adjustment within sixty (60) days after the Closing Date.

        (c) Not later than ten (10) days after the parties finalize the amount of the Additional Purchase Price Adjustment, Seller shall pay the Additional Purchase Price

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Adjustment to Buyer by wire transfer of immediately available funds to such bank account as Buyer shall designate in writing to Seller.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    BUYER
                                    Medex, Inc.


                                    By: /s/ Charles J. Jamison
                                        -------------------------
                                    Name: Charles J. Jamison
                                          -----------------------
                                    Title: General Counsel and Corporate
                                           Secetary
                                           ----------------------


                                    SELLER
                                    Ethicon Endo-Surgery, Inc.


                                    By: /s/ Kurt M. Selquist
                                        -------------------------
                                    Name: Kurt M. Selquist
                                          -----------------------
                                    Title: Vice President
                                          -----------------------

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